Exhibit 10.1

July 19, 2018

Banco de Galicia y Buenos Aires S.A.,

Itaú Unibanco S.A., Nassau Branch,

Banco Santander Río, S.A., and

Citibank, N.A. (acting through

its International Banking Facilities)

as Lenders

Itaú Unibanco S.A., Nassau Branch, as Administrative Agent

Re: Offer VISTA OIL & GAS ARGENTINA S.A. No. 1/2018

Ladies and Gentlemen:

Vista Oil & Gas Argentina S.A. (formerly known as Petrolera Entre Lomas S.A.), a sociedad anónima organized and existing under the laws of Argentina (the “Borrower”), Vista Oil & Gas, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (“Vista”), Vista Oil & Gas Holding I, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Vista Holding I”), APCO Argentina S.A. and APCO Oil and Gas International, Inc. hereby irrevocably offer (i) Banco de Galicia y Buenos Aires S.A., Itaú Unibanco S.A., Nassau Branch (“Banco Itaú”), Banco Santander Rio S.A. and Citibank, N.A. (acting through its International Banking Facilities) (the “Lenders”) and (ii) Banco Itaú, as administrative agent (the “Administrative Agent”, and collectively with the Borrower and the Lenders, the “Parties”, and each individually, a “Party”), to enter into a loan agreement in the form attached hereto as Annex I (including all exhibits and schedules thereto) (the “Offer”, and once accepted pursuant to the terms hereof, the “Agreement”).

This Offer shall be open for acceptance in writing by the Lenders and the Administrative Agent until July 20, 2018, unless extended in writing for an additional period of time by the Borrower (the “Expiration Date”); forthwith after the Expiration Date, this Offer shall automatically lose all force and effect.

Upon written acceptance of the Offer on or before the Expiration Date by all of the addressees hereto, the Agreement shall become in full force and effect subject to the terms and conditions set forth in Annex I as if the Parties had executed and delivered the same and shall be legally binding upon, and enforceable against, each and all of the Parties, and each and all of them shall become parties to the Agreement. The Agreement shall be deemed entered into as of the date of the latest acceptance among of the Lenders and Administrative Agent.

This Offer shall be governed by, and interpreted in accordance with, the law of the State of New York (without regard to conflicts of law principles other than sections 5-1401 and 5-1402 of the New York general obligations law).

We hereby agree that the delivery of the acceptance notice and service of all notices, writs, process and summons in any suit, action or proceeding brought in connection with this Offer may be made upon us by service to the address, and in the manner, set forth in Section 11.1 of Annex I hereto.

Sincerely,

VISTA OIL & GAS ARGENTINA S.A.

By:	/s/ Alejandro Cherñacov
Name: Alejandro Cherñacov
Title: Attorney-in-fact

VISTA OIL & GAS, S.A.B. DE C.V.

By:	/s/ Alejandro Cherñacov
Name: Alejandro Cherñacov
Title: Attorney-in-fact

VISTA OIL & GAS HOLDING I, S.A. DE C.V.

By:	/s/ Alejandro Cherñacov
Name: Alejandro Cherñacov
Title: Attorney-in-fact

APCO ARGENTINA S.A.

By:	/s/ Alejandro Cherñacov
Name: Alejandro Cherñacov
Title: Attorney-in-fact

APCO OIL AND GAS INTERNATIONAL, INC.

By:	/s/ Alejandro Cherñacov
Name: Alejandro Cherñacov
Title: Attorney-in-fact

[Signature Page – Offer VISTA OIL & GAS ARGENTINA S.A. No. 1/2018]

ANNEX I

TERMS AND CONDITIONS TO

THE Offer VISTA OIL & GAS ARGENTINA S.A. No. 1/2018

(see attached)

TABLE OF CONTENTS

Page

Section 1.	Definitions and Principles of Construction	1

1.1	Defined Terms	1
1.2	Principles of Construction	22
1.3	Pro Forma Calculations	23

Section 2.	Amount and Terms of Credit	24

2.1	The Facility	24
2.2	Notice of Borrowing	24
2.3	Several Obligations; Certain Remedies Independent	24
2.4	Autonomous Promise of Debt	25
2.5	Use of Proceeds	26
2.6	Termination	26
2.7	Interest	26
2.8	Illegality	27
2.9	Increased Costs and Reduction of Return	27
2.10	Break Funding	28
2.11	Inability to Determine Rates	29
2.12	Defaulting Lenders	30

Section 3.	Fees	31

Section 4.	Prepayments; Payments	31

4.1	Scheduled Repayment	31
4.2	Voluntary Prepayments	31
4.3	Mandatory Prepayments	31
4.4	Payments Generally	32
4.5	Payments by Agent to Lenders	33
4.6	Application of Insufficient Payment	33
4.7	Non-Business Days	33
4.8	Pro Rata Treatment	34
4.9	Computations	34
4.10	Interest Rate Limitation	34
4.11	Non-Receipt of Funds by the Administrative Agent	34
4.12	Set-Off; Sharing Among Lenders	34
4.13	Taxes	35
4.14	Designation of a Different Lending Office	38

Section 5.	Conditions Precedent to Disbursement Date	38

5.1	Credit Documents	38
5.2	Corporate Documents	38

i

5.3	Legal Opinion	38
5.4	No Default	38
5.5	Material Adverse Change	39
5.6	Fees	39
5.7	Know Your Customer	39
5.8	Representations and Warranties	39
5.9	Financial Statements	39
5.10	[Reserved.]	39
5.11	Payoff	39
5.12	Process Agent	40
5.13	Notice of Borrowing	40
5.14	Autonomous Promise of Debt	40

Section 6.	Representations, Warranties and Agreements	40

6.1	Legal Status	40
6.2	Power and Authority	40
6.3	No Immunity; Commercial Acts	41
6.4	No Violation	41
6.5	Compliance with Laws	41
6.6	Approvals	42
6.7	Litigation	42
6.8	Financial Statements; No Material Adverse Change	42
6.9	Properties; Insurance	42
6.10	Material Agreements; Liens	43
6.11	Intellectual Property	43
6.12	Priority of Obligations	43
6.13	True and Complete Disclosure	43
6.14	ERISA	44
6.15	Social Security and Related Laws	44
6.16	Labor Relations	44
6.17	Tax Returns and Payments	44
6.18	Availability and Transfer of Foreign Currency	44
6.19	Legal Form; Enforcement	44
6.20	Withholding Taxes	45
6.21	Indebtedness	45
6.22	Environmental Matters	45
6.23	Investment Company Act	46
6.24	Use of Proceeds	46
6.25	Solvency	46
6.26	Subsidiaries	46
6.27	No Default	46

Section 7.	Affirmative Covenants	46

7.1	Information Covenants	46
7.2	Compliance with Laws	48

7.3	Rank of Obligations	48
7.4	Books and Records	48
7.5	Payment of Taxes	48
7.6	Inspection	48
7.7	Maintenance of Property, Insurance	49
7.8	Maintenance of Existence; Conduct of Business	49
7.9	Maintenance of Consents and Approvals	49
7.10	Further Assurances	50
7.11	Use of Proceeds	50

Section 8.	Negative Covenants	50

8.1	Liens	50
8.2	Consolidations, Mergers	52
8.3	Sales of Assets; Sale-Leaseback Transactions	52
8.4	Advances, Contingent Obligations, Investments and Loans	53
8.5	No Change in Line of Business	55
8.6	Dividend; Restrictions on Subsidiary Dividends; Restricted Payments of Indebtedness	55
8.7	Transactions with Affiliates	57
8.8	Changes in Accounting Practices	57
8.9	Modification or Termination of the Organizational Documents of Loan Parties	57
8.10	Financial Covenants	57
8.11	Use of Proceeds	58

Section 9.	Events of Default	58

9.1	Payments	58
9.2	Representations	58
9.3	Covenants	58
9.4	Default Under Other Agreements	59
9.5	Judgments	59
9.6	Non-Monetary Judgments	59
9.7	Bankruptcy, etc.	59
9.8	Proceedings	59
9.9	Governmental Approval	60
9.10	Credit Documents	60
9.11	Cancellation of Payment Obligation	60
9.12	Expropriation Event	60
9.13	Environmental Matters	60
9.14	Termination, Repudiation or Invalidity of Material Concessions	60

Section 10.	The Agent	61

10.1	Authorization and Action	61
10.2	Agent’s Reliance	62

10.3	Agent and Affiliates	62
10.4	Lender Credit Decision	63
10.5	Indemnification	63
10.6	Successor Agent	63
10.7	Jurisdiction	64
10.8	No Other Duties	64

Section 11.	Notices, Communications, Confidentiality and Treatment of Information	64

11.1	Notices	64
11.2	Posting of Approved Electronic Communications	66
11.3	Confidentiality	66
11.4	Treatment of Information	67

Section 12.	Miscellaneous	69

12.1	Payment of Expenses, etc.	69
12.2	Indemnity	69
12.3	Assignment of the Loans	70
12.4	No Waiver; Remedies Cumulative	74
12.5	Governing Law; Submission to Jurisdiction; Venue	74
12.6	Obligation to Make Payments in Specified Currency	75
12.7	English Language	76
12.8	Counterparts	76
12.9	Amendment or Waiver	76
12.10	Survival	78
12.11	WAIVER OF JURY TRIAL	78
12.12	Entire Agreement	78
12.13	Severability	78
12.14	No Fiduciary Relationship	78
12.15	USA PATRIOT Act	79
12.16	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	79
12.17	Translation	79
12.18	International Banking Facility Acknowledgment	79

Schedules

Schedule 1.1	Effective Date Restricted Subsidiaries
Schedule 2.1	Commitments
Schedule 6.10(b)	Liens
Schedule 6.21	Indebtedness
Schedule 6.26	Subsidiaries
Schedule 9.15	Material Concessions

Exhibits

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Autonomous Promise of Debt
Exhibit C	Form of Disbursement Date Officer’s Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Guaranty

v

WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower in the form of a senior unsecured term loan facility in an aggregate principal amount of up to $300,000,000, the proceeds of which will be applied to cause the refinancing in its entirety the Existing Credit Facility (as defined below), to pay certain other fees, costs and expenses related thereto and in connection with this Agreement, with any remaining proceeds to be available for general corporate purposes of the Borrower; and

WHEREAS, in connection with the foregoing and as an inducement for the Lenders to agree to extend the credit contemplated hereunder, the Guarantors have agreed to guarantee the Obligations of the Borrower under the Credit Documents.

The applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto hereby agree as follows:

Section 1. Definitions and Principles of Construction.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acceptance Date” shall mean July 5, 2018.

“Acknowledgment of Acceptance” shall have the meaning provided in Section 2.4(a).

“Acquisition” shall mean any acquisition by Vista or any of its Restricted Subsidiaries of any of the following: (i) fifty percent (50%) or more of all of the assets of, or all of the outstanding Capital Stock in, a Person, or division or line of business of a Person, or (ii) the Capital Stock of a Person having ordinary voting power to elect a majority of the board of directors or similar governing body of such Person; provided that, (x) any such Person the Capital Stock or division or line of business that is so acquired under clause (i) or (ii) above shall be a Restricted Subsidiary if acquired with funds not constituting Unrestricted Proceeds, and if a Material Subsidiary, shall have provided a Guaranty in accordance with Section 7.10(b) and (y) in the case of clauses (i) and (ii) the business of such acquired Person or division or line of business shall be substantially the same as the Permitted Business of the Borrower and its Subsidiaries as provided in Section 8.5; provided further that an “Acquisition” shall not include any acquisition or investment in connection with a Farm-in Agreement.

“Adjusted Consolidated Net Debt” shall mean, as of any date of determination, the aggregate principal amount of all Indebtedness (other than Indebtedness among Restricted Subsidiaries of Vista Holding I) of Restricted Subsidiaries of Vista Holding I (but, for the avoidance of doubt, excluding the Indebtedness of Vista Holding I) as of such date on a Consolidated basis in accordance with the Applicable GAAP less all unrestricted Cash and Cash Equivalents held by such Restricted Subsidiaries of Vista Holding I.

“Adjusted Consolidated EBITDA” shall mean, as of any date of determination, the Consolidated EBITDA of the Restricted Subsidiaries of Vista Holding I (but, for the avoidance of doubt, excluding the EBITDA of Vista Holding I) for such date of determination.

“Adjusted Consolidated Net Debt to Adjusted Consolidated EBITDA Ratio” shall mean, for any date of determination, the ratio of (a) Adjusted Consolidated Net Debt as of such date to (b) Adjusted Consolidated EBITDA for the Test Period ended on such date (or if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Administrative Account” shall mean the account of the Administrative Agent, currently established in New York, at Standard Chartered Bank, Swift Code SCBLUS33, FFC: Swift Code CBBASNS, Account No. 3544-030213-001, Final Beneficiary: Itau Unibanco SA—Nassau Branch or such other account as may be designated by the Administrative Agent to the Borrower from time to time in writing.

“Administrative Agent” or “Agent” shall mean Itaú Unibanco S.A., Nassau Branch, as administrative agent.

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Interest Period” shall have the meaning provided in Section 2.11.

“Affected Lender” shall have the meaning provided in Section 2.11(a)(ii).

“Affiliate” shall mean, with respect to any Person, (a) any other Person that is directly or indirectly Controlled by, under common control with or controls such Person and (b) any officer, director or partner of such Person.

“Agreement” shall mean this Credit Agreement.

“Annual Permitted Net Income Restricted Payment Amount” shall have the meaning provided in Section 8.6(a)(iii).

“Anti-Corruption Laws” shall mean (a) the United States Foreign Corrupt Practices Act of 1977, (b) the U.K. Bribery Act of 2010, (c) the General Law of Administrative Responsibilities (Ley General de Responsabilidades Administrativas) of Mexico, (d) Argentine Law No. 27,401, (e) the Anti-Corruption Law (2014 Revision) of Cayman Islands and its implementing regulations and (f) all applicable implementing regulations for Laws indicated in the foregoing clauses (a) to (e).

“Anti-Money Laundering Laws” shall mean any Law related to money laundering or terrorism financing, including (a) 18 U.S.C. §§ 1956 and 1957; (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the USA PATRIOT Act, and its implementing regulations, (c) the Federal Law to Prevent and Identify Transactions with Funds Unlawfully Obtained (Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita) and its implementing regulations, (d) Argentine Law No. 25,246 and its implementing regulations and (e) The Proceeds of Crime Law (2017 Revision) of Cayman Islands and its implementing regulations, The Anti-Money Laundering Regulations, 2017 and The Guidance Notes on the Prevention and Detection of Money Laundering and Terrorist Financing in the Cayman Islands.

“APCO” shall mean APCO Oil and Gas International Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“APCO Sub-Loan Agreement” shall mean that certain Intercompany Loan Agreement, in effect as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time ), by and among APCO and Vista Oil & Gas Holding I, S.A. de C.V.

“Applicable GAAP” shall mean, IFRS, Argentine GAAP or FACPCE, as applicable.

“Applicable Margin” shall mean a percentage per annum equal to 4.50%.

“Approved Electronic Communications” shall mean each Communication that any Loan Party is obligated to provide to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent, the term “Approved Electronic Communications” shall exclude (a) the Notice of Borrowing, (b) any notice of optional prepayment pursuant to Section 4.2 and any other notice relating to the payment of any principal or other amount due under any Credit Document prior to the scheduled date therefor, (c) all notices of any Default or Event of Default and (d) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Section 5 or any other condition to any Borrowing or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” shall have the meaning provided in Section 11.2(a).

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Argentina” shall mean the Republic of Argentina.

“Argentine GAAP” shall mean Argentine generally accepted accounting principles consistently applied and on a basis consistent with the accounting policies, practices, procedures, valuation methods and principles used by the applicable Loan Party or Subsidiary of a Loan Party in the preparation of its financial statements.

“Argentine Guarantor” shall mean APCO Argentina S.A. and each other person organized under the laws of Argentina that becomes a Guarantor pursuant to Section 7.10(b) from time to time.

“Asset Disposition” shall mean, with respect to any Property of any Person, to sell, lease, assign, transfer or otherwise dispose of, directly or indirectly, such Property by such Person, or enter into any sale-leaseback transaction in respect of such Property by such person, other than:

(i) dispositions of Cash and Cash Equivalents, including Unrestricted Proceeds, in exchange for Cash or Cash Equivalents in the ordinary course of business of such Person; and

(ii) sales, transfers or dispositions of Property in a transaction or series of related transactions of assets with a Fair Market Value of less than $5,000,000 individually or $5,000,000 in the aggregate in any fiscal year.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Authorized Officer” shall mean, with respect to any Person, the Chairman, Vice Chairman, President, any Vice President, Chief Financial Officer, Director, General Manager, Secretary, Manager, Managing Member or other senior officer or attorney-in-fact of such Person.

“Autonomous Promise of Debt” shall have the meaning provided in Section 2.4(a).

“Availability Period” shall mean the period on and from the Effective Date until the date that is five (5) Business Days following the Effective Date.

“Argentine Separate Entity Conditions” shall mean, with respect to any Person, all of the following conditions: (a) a majority of the directors or a majority of the Authorized Officers (other than attorneys-in-fact of such Person), are different than the directors or Authorized Officers (other than attorneys-in-fact of such Person) of the Borrower, APCO Argentina S.A., APCO or any Restricted Subsidiary organized under the laws of Argentina or the Argentine branch of a Restricted Subsidiary, (b) the place of business of such Person is different than the place of business of the Borrower, APCO Argentina S.A., APCO or any Restricted Subsidiary organized under the laws of Argentina or the Argentine branch of a Restricted Subsidiary and (c) any services provided to such Person by any of the Borrower, APCO Argentina S.A., APCO or any Restricted Subsidiary organized under the laws of Argentina or the Argentine branch of a Restricted Subsidiary shall be provided on an arms’ length basis.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time, which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean the United States Federal Bankruptcy Code of 1978.

“Base Rate” shall mean, for any day, the rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus 0.5%, (b) the Prime Rate for such day and (c) LIBOR for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that LIBOR for any day shall be determined at approximately 11:00 a.m. (London time) on such date. Any changes in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or LIBOR shall be effective on the effective date of such change in the Prime Rate, Federal Funds Rate or LIBOR.

“Borrower” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Borrowing” shall mean the borrowing of the Loans from the Lenders as provided for in Section 2.1.

“Business Day” shall mean (a) for all purposes other than as covered by clause (b) below, any day except Saturday, Sunday and any day which shall be in New York, New York, Mexico City, Mexico, Nassau, The Bahamas, São Paulo, Brazil and Buenos Aires, Argentina a legal holiday or a day on which banking institutions are authorized or required by Law or other government action to close in any such city and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (a) above and which is also a day for trading by and between banks in the London interbank Eurodollar market.

“Capital Adequacy Regulation” shall mean any guideline, request or directive of any central bank or other Governmental Authority, or any other Law, whether or not binding, in each case, regarding capital adequacy or liquidity of any bank or of any Person Controlling a bank.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations and/or rights or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the ownership, equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any thereof.

“Capitalized Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be capitalized on the books of such Person under Applicable GAAP, in each case taken at the amount thereof accounted for as indebtedness in accordance with Applicable GAAP.

“Cash and Cash Equivalents” shall mean any asset recorded in the consolidated financial statements of any Loan Party under the items “Cash and Cash equivalents”, in accordance with Applicable GAAP.

“Casualty Event” shall mean the receipt by any Loan Party or any Restricted Subsidiary of any cash insurance proceeds or condemnation awards or other amounts payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event (including, without limitation, an Expropriation Event) with respect to any property or assets of any Loan Party or any Restricted Subsidiary or (ii) under any policy of insurance (other than in respect of business interruption/loss of profits or third-party liability insurance), that are, in each case, in excess of $10,000,000.

“Cayman Guarantor” shall mean APCO Oil and Gas International Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“Central Bank” shall mean the Central Bank of Argentina (Banco Central de la República Argentina).

“Change in Law” shall mean the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any applicable Law, rule, regulation or treaty, (b) any change in any applicable Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued after the date hereof in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) all requests, rules, guidelines or directives promulgated after the date hereof by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”.

“Change of Control” shall mean in any event or circumstance, for whatever reason, whereby at any time after the date hereof (i) any Person or group of Persons acquires, directly or indirectly, 30% or more of all classes of Capital Stock in Vista entitled to vote unless (x) such Person or group of Persons is a Permitted Holder or (y) the Permitted Holders own a greater percentage in the aggregate of all classes of Capital Stock than such Person or group of Persons or (ii) Vista ceases to either, (x) directly or indirectly through wholly owned Subsidiaries (excluding qualifying stock), own 100% of the Capital Stock of the Borrower owned by Vista on the Effective Date or (y) Control the Borrower.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment” shall mean, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.1 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Commitments”.

“Communications” shall mean each notice, demand, communication, information, document and other material provided for hereunder or under any other Credit Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Credit Documents, any Loan Party or its Subsidiaries, or the transactions contemplated by this Agreement or the other Credit Documents, including all Approved Electronic Communications.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” shall mean the consolidation of accounts of a Person and its Subsidiaries (other than Unrestricted Subsidiaries) whose accounts are required to be consolidated with those of such Person in accordance with Applicable GAAP.

“Consolidated EBITDA” shall mean, as to any Person for any period, for such Person and its Subsidiaries (other than Unrestricted Subsidiaries) on a Consolidated basis, (a) Consolidated Operating Income for such period, plus (b) to the extent deducted in determining Consolidated Operating Income for such period, the sum of, without duplication, (i) depreciation and amortization expenses for such period and (ii) non-cash charges, expenses or losses for such period (other than any non-cash charge, expense or loss to the extent it represents an accrual of or a reserve for cash expenditures in any future period or amortization of a prepaid cash item that was paid in a prior period), including, without limitation, non-cash compensation to directors, officers or employees minus (c) to the extent included in determining Consolidated Operating Income for such period, non-cash gains for such period (other than any non-cash gains to the extent it represents the reversal of an accrual or a reserve for potential cash gain in any prior period or any non-cash gains in respect of which cash was received in a prior period or will be received in a future period); provided that the Consolidated EBITDA of any Person, asset or line of business acquired by Vista or any of its Restricted Subsidiaries as an Acquisition during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and such pro forma calculation will be based upon financial statements for such Person, asset or line of business prepared in accordance with Applicable GAAP. For the avoidance of doubt, for the purposes of determining the ratios described in Section 8.10, the Consolidated EBITDA of the Loan Parties and the Restricted Subsidiaries and of Vista Holding I and its Restricted Subsidiaries, as the case may be, shall be determined (i) for the Test Period ending September 30, 2018 by adding the Consolidated EBITDA of such acquired Person for the fiscal quarter ending June 30, 2018 to the Consolidated EBITDA of such Person for the fiscal quarter ending September 30, 2018 and multiplying such results by a factor of two (2) and (ii) for the Test Period ending December 31, 2018, by (x) adding the results Consolidated EBITDA of such acquired Person for the fiscal quarter ending June 30, 2018, Consolidated EBITDA for the fiscal quarter ending September 30, 2018 and the Consolidated EBITDA of such Person for the fiscal quarter ending December 31, 2018, (y) dividing such result by nine (9) and (z) multiplying such result by twelve (12).

“Consolidated Interest Coverage Ratio” shall mean, for any date of determination, the ratio of (a) Consolidated EBITDA of Vista and its Restricted Subsidiaries for the Test Period ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date) to (b) Consolidated Interest Expense of Vista and its Restricted Subsidiaries for such period.

“Consolidated Interest Expense” shall mean, for any Test Period, to the extent paid in cash, interest expense on the Indebtedness of Vista and its Restricted Subsidiaries on a Consolidated basis, including without duplication: (a) the interest or fee portion of any deferred payment obligations of such period, (b) all fees and charges paid or payable with respect to letters of credit or performance or other bonds for such period, (c) all accrued or capitalized interest (including default interest) for such period and (d) the interest component of any Capitalized Lease Obligations but excluding the interest component of operating capital leases in accordance with Applicable GAAP; provided that the Consolidated Interest Expense of any Person, assets or line of business acquired by Vista or any of its Restricted Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period).

“Consolidated Net Income” shall mean, as to any Person for any period, the net income (or loss) of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) on a Consolidated basis for such period.

“Consolidated Operating Income” shall mean, as to any Person for any period, the operating profit of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) on a Consolidated basis for such period, as reported in accordance with Applicable GAAP.

“Consolidated Total Assets” shall mean, as to any Person for any period, as of any date of determination, the aggregate total value of all current and non-current assets of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) on a Consolidated basis for such period, as determined in accordance with Applicable GAAP.

“Consolidated Total Debt” shall mean, as of any date of determination, the aggregate principal amount of all Indebtedness of Vista and its Restricted Subsidiaries as of such date on a Consolidated basis in accordance with the Applicable GAAP; provided, that any Indebtedness incurred or assumed in connection with any Acquisition occurring during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and such pro forma calculation will be based upon financial statements for such acquired company, division or line of business prepared in accordance with Applicable GAAP. For the avoidance of doubt, undrawn bank lines of credit shall not be deemed Indebtedness for the purposes of determining Consolidated Total Debt.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, for any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA of Vista and its Restricted Subsidiaries for the Test Period ended on such date (or if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” shall mean and include (a) this Agreement, (b) the Fee Letter, (c) the Guaranty, (d) the Autonomous Promise of Debt that are executed and delivered pursuant to Section 2.4. hereof, (e) all other documents and instruments executed and/or delivered by the Agent, the Lenders and/or any Loan Party in connection with this Agreement and (e) any other document designated from time to time by the Borrower as a “Credit Document”.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, Argentine Law No. 24,522, the Bankruptcy Law of Mexico (Ley de Concursos Mercantiles) and all other liquidation, conservatorship, bankruptcy, concurso mercantil, quiebra, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, restructuring, winding-up or composition or readjustment of debts or similar debtor relief Laws of the United States, Argentina, Mexico or Cayman Islands from time to time in effect.

“Deeply Subordinated Indebtedness” means, with respect to Vista or any Restricted Subsidiary, any subordinated Indebtedness of such Person which is (i) subordinated in right of payment to the Loans pursuant to a subordination agreement to which the Administrative Agent (for the benefit of the Lenders) and the subordinated creditors are parties, (ii) (A) does not mature or require any amortization, redemption or other repayment of principal, (B) does not require payment of any cash interest or any similar cash amounts and (C) contains no change of control or similar provisions and (D) does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment of such Person (other than as a result of insolvency proceedings of such Person), in each case, prior to the 90th day following the Maturity Date of the Loans and all other amounts due hereunder,(iii) does not provide for or require any security interest or encumbrance over any asset of Vista or any Restricted Subsidiary and (iv) does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Loans or compliance by the Loan Parties with their respective obligations under this Agreement.

“Default” shall mean any event, act or condition which, upon the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans on the date such Loans were required to be funded hereunder unless such failure is the result of one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) not being satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator or assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender, or any direct or indirect parent company thereof, by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. The Administrative Agent shall provide prompt written notice to the Borrower and the Lenders to the extent it receives written notice of the occurrence of one of the aforementioned events, or it otherwise has actual knowledge of such occurrence.

“Disbursement Date” shall mean the date on which a Borrowing is made pursuant to Section 2.1.

“Disqualified Institution” shall mean, on any date, any competitors to the Borrower specified, from time to time, in writing by the Borrower to the Administrative Agent from no less than eight (8) Business Days prior to such date.

“Dollars” and the sign “$” shall each mean the lawful currency of the United States.

“Effective Date” shall mean the date of this Agreement.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender (other than an Approved Fund), (c) an Approved Fund or (d) any other Person (other than a natural person); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include any Defaulting Lender, any Affiliate of a Defaulting Lender or any of Vista or its Subsidiaries or Affiliates.

“Environmental Claim” shall mean, with respect to any Person, any litigation, arbitration, action, suit, claim or proceeding alleging or asserting such Person’s liability, including for investigatory costs, cleanup costs, consultants’ fees, governmental response costs, damages to natural resources (including wetlands, wildlife, aquatic and terrestrial species and vegetation), property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous Material at any location, whether or not owned by such Person, (ii) any exposure to Hazardous Materials or (iii) any violation, or alleged violation, of any Environmental Law or Governmental Approval issued under any Environmental Law.

“Environmental Laws” shall mean any and all Laws, now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or non-appealable judgment, relating to the protection of the environment, or, to the extent relating to exposure to Hazardous Materials, of human health or safety, or to Releases or threatened Releases of Hazardous Materials into the environment including ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, or exposure to, Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which, together with Vista or any Restricted Subsidiary, would be deemed to be a “single employer” (a) within the meaning of Section 414(b), (c), (m) or, (o) of the Code or (b) as a result of Vista or any Restricted Subsidiary being or having been a general partner of such person.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 9.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income or net profits (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) Taxes attributable to such Recipient’s failure to comply with Section 4.13 (e), (f) and (g); (c) any Taxes imposed under FATCA; (d) any Argentine withholding Taxes imposed on amounts payable hereunder to or for the account of any Lender in excess of the withholding Taxes that would have been imposed had such Lender been a banking or financing institution that: (i) is overseen by a Central Bank or an equivalent agency; and (ii) is located in a jurisdiction (x) other than a jurisdiction considered as a “non-cooperative jurisdiction” for fiscal transparency purposes or a “low or nil tax jurisdiction” in accordance with Argentine income tax law and its implementing regulations or (y) that has executed an exchange of information agreement with Argentina, and does not have, banking or stock market secrecy domestic laws that prevent the Lender from disclosing information to its tax authorities, except to the extent that Argentine withholding Taxes in excess of such withholding Taxes are imposed as a result of a Change in Law; (e) any Taxes imposed on amounts payable hereunder to or for the account of any Fixed Rate Lender; and (f) any U.S. federal backup withholding Taxes.

“Existing Credit Facility” means the credit agreement dated as of April 4, 2018, among Vista, as borrower, Credit Suisse AG Cayman Islands Branch, as administrative agent, and La Sucursal de Citibank, N.A., a branch of Citibank, N.A., as Argentine collateral agent and each lender from time to time party thereto, pursuant to which Vista incurred loans, of which an aggregate principal amount of $260 million is outstanding as of the date hereof (together with all interest, fees, charges, expenses and costs accrued in respect thereof.

“Expropriation Event” shall mean, with respect to any Person, (a) any condemnation, nationalization, seizure or expropriation by a Governmental Authority of all or a substantial portion of any of the properties or assets of such Person or of its Capital Stock, (b) any assumption by a Governmental Authority of control of all or a substantial portion of any of the properties, assets or business operations of such Person or of its Capital Stock, (c) any taking of any action by a Governmental Authority for the dissolution or disestablishment of such Person or (d) any taking of any action by a Governmental Authority that would prevent such Person from carrying on its business or operations or a substantial part thereof.

“FACPCE” shall mean the professional accounting standards, as adopted by the Federación Argentina de Consejos Profesionales de Ciencias Económicas and as in effect from time to time, together with its pronouncements thereon from time to time, and applied on a consistent basis.

“Fair Market Value” shall mean, with respect to any asset, the price at which a willing buyer, who is not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body of Vista or, pursuant to a specific delegation of authority by such board of directors or governing body, by a designated senior executive officer of Vista.

“Farm-In Agreement” means an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of one or more exploratory or development wells (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interests therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well or wells as all or a part of the consideration provided in exchange for an ownership interest in a Property.

“Farm-Out Agreement” means a Farm-In Agreement viewed from the standpoint of the party that transfers an ownership interest to another.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into between the United States and the government of another country in order to implement the requirements of such Sections, and any current or future regulations or official interpretations of the foregoing.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the next succeeding Business Day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions from three federal funds brokers of recognized standing as selected by it.

“Fee Letter” shall mean the Fee Letter dated the Acceptance Date, between, inter alia, the Borrower, the Administrative Agent or the Joint Lead Arrangers relating to the facility provided herein.

“Fixed Rate Lender” shall mean any Lender that has a Fixed Rate Loan Commitment or a Fixed Rate Loan.

“Fixed Rate Loans” shall have the meaning provided to it in Section 2.1(b).

“Fixed Rate Loan Commitment” shall mean, with respect to any Fixed Rate Lender at any time, the amount set forth opposite such Lender’s name on Schedule 2.1 hereto under the caption “Fixed Rate Loan Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 12.3(c) as such Lender’s “Fixed Rate Loan Commitment”.

“Floating Rate Lender” shall mean any Lender holding a Floating Rate Loan Commitment or a Floating Rate Loan.

“Floating Rate Loan Commitment” shall mean, with respect to any Floating Rate Lender at any time, the amount set forth opposite such Lender’s name on Schedule 2.1 hereto under the caption “Floating Rate Loan Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 12.3(c) as such Lender’s “Floating Rate Loan Commitment”.

“Floating Rate Loans” shall have the meaning provided to it in Section 2.1(a).

“Floating Rate Required Lenders” shall have the meaning provided to it in Section 2.11(b)(i).

“Fund” shall mean any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Approval” shall mean any necessary authorization, approval, consent, license, concession, ruling, permit, tariff, rate, certification, order, validation, exemption, waiver, variance, opinion of, or registration, filing or recording with, any Governmental Authority.

“Governmental Authority” shall mean any government, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic, federal, state or local (including, if applicable, foreign and supranational) having jurisdiction over the matter or matters in question, including those in Argentina, Mexico and the United States.

“Guarantor” shall mean each Restricted Subsidiary set forth on Schedule 6.28 under the heading “Guarantors”, and each other Material Subsidiary of Vista that shall execute and deliver a Guaranty in accordance with Section 7.10(b); provided that, for the avoidance of doubt, the Borrower shall not be deemed a Guarantor.

“Guaranty” shall mean each guaranty entered into by each Guarantor in substantially the terms set forth in Exhibit E.

“Hazardous Material” shall mean any hazardous or toxic substances, materials or wastes defined, listed, classified or regulated as such in or under any applicable Environmental Laws, including: (a) any petroleum or petroleum products (including gasoline or crude or any fraction thereof), flammable explosives, radioactive materials, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls; (b) any chemicals, wastes, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, waste, material or substance exposure to or Release of which is prohibited, limited or regulated by any Governmental Authority under any applicable Environmental Law.

“Hedging Agreements” shall mean any interest rate protection agreement, foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in interest rates, currency values or commodity prices.

“ICE LIBOR” shall have the meaning assigned to that term in the definition of LIBOR.

“IFRS” shall mean the International Financial Reporting Standards, as adopted by the International Accounting Standards Board and as in effect from time to time, together with its pronouncements thereon from time to time, and applied on a consistent basis.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) any indebtedness (including principal, overdue interest and overdrafts) of such Person (i) evidenced by any notes, bonds, debentures or similar instruments made or issued by such Person, (ii) for borrowed money or with respect to deposits or advances of any kind, or (iii) for the deferred purchase price of property or services; (b) all of such Person’s liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions, provided that, for purposes of Section 8.10, obligations under trade letters of credit, standby letters of credit or surety bonds incurred by any such Person in the ordinary course of business shall, in each case, be excluded from the definition of “Indebtedness,” except in each case to the extent that any such letters of credit and/or surety bonds are actually drawn upon; (c) all Contingent Obligations of such Person; (d) [reserved]; (e) all obligations, contingent or otherwise, of such Person in connection with any securitization of any products, receivables or other Property which obligations are recourse to such Person or such Person’s property; (f) all obligations under any Hedging Agreement or under any similar type of agreement to the extent required to be reflected on a balance sheet of such Person (provided that the amount of Indebtedness in respect of the Hedging Agreements shall be at any time the unrealized net loss position, if any, of a Person thereunder on a marked-to-market basis determined no more than one (1) month prior to such time, after giving effect to any netting arrangement), (g) all redemption obligations of such Person in respect of mandatorily redeemable preferred stock; (h) all Capitalized Lease Obligations of such Person and similar obligations under “synthetic leases” of such Person; (i) the indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, a limited liability company or other similar organization) in which such Person is a general partner or a joint venture, solely in an amount equal to the portion of such Indebtedness for which such Person is liable as a general partner or member under the partnership or joint venture, unless such Indebtedness is expressly made non-recourse to such Person; and (j) all Indebtedness referred to in clauses (a) through (i) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property of such Person even though such Person has not assumed or become liable for the payment of such Indebtedness (and, in connection therewith, the amount of “Indebtedness” under this clause (j) shall be limited to the lesser value of the amount of such Indebtedness and the value of such Property); provided that Indebtedness shall not include (w) trade payables arising in the ordinary course of business so long as such trade payables are payable in the ordinary course of business and are not overdue more than 90 (ninety) days, (x) any obligation in respect of a Farm-In Agreement, Farm-Out Agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property and (y) solely with respect to the calculation of the financial covenants in Section 8.10 and any pro forma determinations of such covenants pursuant to any other provision hereunder, Deeply Subordinated Indebtedness.

“Indemnified Costs” shall have the meaning provided in Section 10.5(a).

“Indemnified Liabilities” shall have the meaning provided in Section 12.2(a).

“Indemnified Person” shall have the meaning provided in Section 12.2(a).

“Indemnified Taxes” shall mean (a) all Taxes other than Excluded Taxes imposed on or with respect to payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” shall have the meaning set forth in Section 11.3.

“Interest Determination Date” shall mean the second (2nd) Business Day immediately preceding the commencement of any Interest Period.

“Interest Period” shall mean, for (i) any Loan, the period commencing on (and including) the Disbursement Date of such Loan and ending on the date ocurring six-months thereafter, and thereafter each period commencing on (and including) the last day of the preceding Interest Period and ending on (but excluding) the numerically corresponding day in the calendar month that is six (6) months thereafter; provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day unless such succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and (ii) any Interest Period that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date.

“Interpolated Rate” shall mean, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the ICE LIBOR for the longest period (for which that ICE LIBOR is available in Dollars) that is shorter than the Impacted Interest Period and (b) the ICE LIBOR for the shortest period (for which that ICE LIBOR is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time; provided that if the Interpolated Rate is less than zero, the “Interpolated Rate” at such time shall be deemed to be zero.

“Investment” shall have the meaning provided in Section 8.4.

“Joint Lead Arrangers” shall mean, collectively, Banco de Galicia y Buenos Aires S.A., Banco Itaú, New York Branch, Banco Santander Río S.A. and Citibank, N.A., in their respective capacities as joint bookrunners under this Agreement, or any or all of them, as the case may be.

“Judgment Currency” shall have the meaning provided in Section 12.6(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 12.6(a).

“Law” shall mean, with respect to any Person (a) any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or other governmental restriction or any interpretation or administration of any of the foregoing by any Governmental Authority (including Governmental Approvals) and (b) any directive, guideline, policy, requirement or any similar form of decision of or determination by any Governmental Authority which is binding on such Person, in each case, whether now or hereafter in effect.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under concessions, easements, leases or licenses of land, improvements, mining rights and/or fixtures.

“Lenders” means the Persons identified as Lenders in the introductory paragraph of this Agreement and any other Person that shall have become party hereto pursuant to an Assignment and Assumption in accordance with Section 12.3, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” shall mean, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time designate by notifying the Borrower and the Administrative Agent in writing.

“LIBOR” or “LIBO Rate” shall mean for any Interest Period with respect to a LIBOR Loan, the ICE Benchmark Administration Limited’s LIBOR (“ICE LIBOR”) that appears on Page LIBOR01 of the Reuters screen (or such other page as may replace such page on that service) as of 11:00 a.m., London time, on the second (2nd) Business Day prior to the commencement of such Interest Period for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period provided that, in each case, (i) if such published rate is not available at such time for any reason, the “LIBO Rate” for such Interest Period (an “Impacted Interest Period”) shall be the Interpolated Rate and (ii) if any such rate is below zero, the “LIBO Rate” for such Interest Period with respect to such Loan shall be deemed to be zero.

“LIBOR Loan” shall mean each Loan bearing interest at a rate based on the LIBO Rate.

“LIBOR Successor Rate” shall have the meaning provided in Section 2.11(b).

“Lien” shall mean any mortgage, pledge, hypothecation, security trust, securitization, assignment, deposit arrangement, encumbrance, bonding registry note, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under any recording or notice statute, and any lease having substantially the same effect as any of the foregoing); provided that in no event shall an operating lease be deemed a Lien.

“Loan Party” shall mean, collectively, the Borrower and the Guarantors and any other Material Subsidiary of Vista that is party from time to time to the Guaranty, or any or all of them, as the case may be.

“Loan Commitments” shall mean the Fixed Rate Loan Commitment or the Floating Rate Loan Commitment, or both as the case may be.

“Loans” shall mean the Fixed Rate Loans or the Floating Rate Loans, or both as the case may be.

“Material Adverse Effect” shall mean a material adverse effect on: (a) the operations, performance, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of any Loan Party and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under any Credit Document to which they are a party or (c) the rights and remedies available to the Lenders, or the Agent under any Credit Document.

“Material Agreements” shall mean (a) any contract, agreement, license, concession or instrument entered into by Vista or any of its Subsidiaries that creates or evidences revenues of Vista with a monetary amount in excess of $40,000,000 (or its equivalent in other currencies) and (b) any agreement evidencing Material Indebtedness.

“Material Concessions” shall mean each concession of any Loan Party set forth on Schedule 9.15 and, if obtained after the Disbursement Date, each concession of Vista or any Restricted Subsidiary having a book-value equal to or greater than 10% of Consolidated Total Assets of Vista.

“Material Indebtedness” shall mean (i) under Section 6.10, Indebtedness of Vista or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $10,000,000 or (ii) under Section 9.4, Indebtedness of Vista or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $30,000,000.

“Material Subsidiaries” shall mean any Restricted Subsidiary whose assets, revenues or EBITDA accounted for 10% or more of the consolidated revenues of Vista, Consolidated Total Assets of Vista, or Consolidated EBITDA of Vista, as the case may be, in each case, as of the quarter most recently ended for which Vista has delivered financial statements to the Administrative Agent in accordance with Section 7.1(a).

“Maturity Date” shall mean July 20, 2023.

“Mexico” shall mean the United Mexican States (Estados Unidos Mexicanos).

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to ERISA.

“Negotiation Period” shall have the meaning provided in Section 2.11.

“Net Available Proceeds” shall mean:

(a) with respect to any Asset Disposition, the aggregate amount of all cash payments received by any Loan Party or any of its Subsidiaries, as applicable, directly or indirectly (or by any Person on its behalf), in connection with such Asset Disposition; and

(b) with respect to any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received or deemed received by any Loan Party or any of its Subsidiaries (or by any Person on its behalf) directly or indirectly in respect of such Casualty Event;

provided that (A) such Net Available Proceeds shall be net of the following actual costs incurred in connection with any transaction: (x) the amount of any reasonable and documented legal, accounting, title and recording tax expenses, brokerage expenses, underwriting discounts and commissions, consultant and other similar fees and commissions paid by any Loan Party or any of its Subsidiaries, as applicable and (y) any applicable and documented income or other taxes actually paid or estimated to be payable on or prior to the Maturity Date, in each case directly as a result of such Asset Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant Governmental Authority on or prior to the Maturity Date) and (B) such Net Available Proceeds shall be net of any repayments in cash by Vista or any of its Subsidiaries of Indebtedness to the extent that (x) such Indebtedness or any Contingent Obligations in connection with such Indebtedness is secured by a Lien on the property that is the subject of such sale or event referred to above or, is otherwise required to be repaid to consummate such sale or event, (y) such Indebtedness or any Lien or Contingent Obligations in connection with such Indebtedness were not created in connection with or in anticipation of such sale or event and (z) such Indebtedness is actually repaid or defeased with such proceeds “Notice of Borrowing” shall have the meaning provided in Section 2.2.

“Obligations” shall mean, collectively, all loans, advances, debts, liabilities and obligations, howsoever arising, owed under any Credit Document, or otherwise in connection with the transactions contemplated in the Credit Documents, to the Agent (including former Agents), the Lenders, the Joint Lead Arrangers and the beneficiaries of the indemnification obligations undertaken by any Loan Party under any Credit Document, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest (including interest that, but for the filing of a petition in bankruptcy or other insolvency proceeding with respect to any Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy or other insolvency proceeding), payments of fees, charges, expenses, attorneys’ fees, court costs and consultants’ fees chargeable to such Loan Party in accordance with Section 12.1.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Documents” shall mean, with respect to any Person, (a) the articles of incorporation, organizational deed or other similar organizational document of such Person (including any amendments thereto), (b) the by-laws, estatutos sociales or other similar document of such Person (including any amendments thereto), (c) any certificate of designation or instrument relating to the rights of preferred shareholders or other holders of Capital Stock of such Person and (d) any shareholder rights agreement or other similar agreement (including any amendments thereto).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or any Credit Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.14).

“Participant” shall have the meaning provided in Section 12.3(d).

“Participant Register” shall have the meaning provided in Section 12.3(e).

“Payor” shall have the meaning provided in Section 4.11.

“Permitted Business” shall have the meaning provided in Section 8.5.

“Permitted Jaguar Farm-In Agreement” shall mean the Farm-In Agreement to be entered into in connection with the farm-in project between the Borrower, as farmee, and Jaguar Exploracion y Produccion de Hidrocarburos, S.A.P.I. de C.V., as farmor, regarding Block 5 Tampico-Misantla (TM-01) and Block 9 Cuencas del Sureste (CS-01) awarded by CNH under Bidding Round 2.2, and Pantera Exploracion y Produccion 2.2., S.A.P.I. de C.V., as farmor, regarding Block 10 Cuencas del Sureste, Area Contractual 10 (B-10) awarded by CNH under Bidding Round 2.2.

“Permitted CASO Farm-Out Agreement” shall mean the potential Farm-Out Agreement, pursuant to which the Borrower intends to, among other arrangements to be agreed, swap its working interest in Coirón Amargo Suroeste in exchange for a working interest in another Vaca Muerta block of comparable value.

“Permitted Holders” shall mean the Borrower, any Guarantor and/or the management team of each of the foregoing.

“Permitted Liens” shall have the meaning provided in Section 8.1.

“Permitted Midstream Disposition Transaction” shall mean the sale, transfer, assignment or disposition of any storage, treatment, transportation, asset or any other energy infrastructure assets owned by any Restricted Subsidiary to any Person.

“Permitted Vista Argentina Reorganization Transaction” shall mean the re-domiciliation of APCO Cayman to Argentina and the amalgamation, consolidation or merger with or into, or acquisition of all or substantially all of the assets of APCO Cayman by, the Borrower and/or APCO Argentina, in a single or series of transactions, to ultimately amalgamate, consolidate or merge into the Borrower.

“Permitted Transactions” shall mean Permitted Vista Argentina Reorganization Transaction, Permitted Jaguar Farm-In Agreement, Permitted CASO Farm-Out Agreement and Permitted Midstream Disposition Transaction.

“Person” shall mean any individual, corporation, limited liability company, company, voluntary association, partnership, joint venture, trust, unincorporated organization, Governmental Authority or other enterprises or entity.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA that is subject to ERISA other than a Multiemployer Plan.

“Prime Rate” shall mean the “prime rate” as most currently reported in the “Money Rates” column of The Wall Street Journal.

“Pro Forma Basis” means, with respect to the calculation of the financial covenants contained in Section 8.10 for purposes of determining (i) the Consolidated Interest Coverage Ratio, (ii) Consolidated Total Debt to Consolidated EBITDA Ratio or the (iii) Adjusted Consolidated Net Debt to Adjusted Consolidated EBITDA Ratio, such calculation shall give pro forma effect to any Acquisition and the creation or assumption of Indebtedness related to such Acquisition as if such Acquisition had occurred (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms(each a “Specified Transaction”) on the first day of the four consecutive fiscal quarters of Vista most recently ended for which financial statements are available. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any swap agreement applicable to such Indebtedness if such swap agreement has a remaining term in excess of 12 months).

“Proceedings” shall have the meaning provided in Section 12.5(c).

“Process Agent” shall have the meaning provided in Section 12.5(a).

“Projections” shall have the meaning provided in Section 6.13.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Qualified Entity” shall mean any Lender (or, if such Lender acts through a branch, agency, the principal office of such Lender) that (a) is the effective beneficiary of the payments made hereunder, (b) meets the requirements imposed by article 166-I, paragraph (a), Section (2) (or any other successor provision) of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) and delivers to the Loan Parties the information described in Sections 3.18.19. and/or 3.18.20, as applicable, of the Resolución Miscelánea Fiscal para 2018 (Tax Resolution for 2018) (or any successor provisions), (c) is a resident for tax purposes of a country with which Mexico has entered into a treaty for the avoidance of double taxation that is in effect and (d) meets the requirements set forth in such treaty to apply the benefits for provided therein.

“Rate Determination Notice” shall have the meaning provided in Section 2.11(a).

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, mining rights, improvements and fixtures, including Leaseholds.

“Recipient” shall mean the Agent, any Joint Lead Arranger, any Lender or any other recipient of any payment to be made by or on account of any obligation of ay Loan Party hereunder.

“Register” shall have the meaning provided in Section 12.3(c).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvested” shall mean the use (or a binding commitment in respect thereof entered into) of any Net Available Proceeds from any Asset Disposition or any Casualty Event to (x) acquire assets within Vista’s or any of its Restricted Subsidiaries’ line of business, (y) replace or restore any properties or assets in respect of which such Net Available Proceeds were paid and/or (z) to invest in any existing assets of Vista or any of Vista’s Restricted Subsidiaries (including, without limitation any exploratory or development wells or fields), within (i) in the case of any Casualty Event or Asset Disposition (other than a Permitted Midstream Disposition Transaction), 365 days and (ii) in the case of any Permitted Midstream Disposition Transaction, (a) 18 months with respect to 75% of the Net Available Proceeds of such Permitted Midstream Disposition Transaction and (b) 24 months with respect to 100% of the Net Available Proceeds of such Permitted Midstream Disposition Transaction following the date of the receipt of such Net Available Proceeds, in each of clauses (i) and (ii), so long as no Default or Event of Default exists at the time such Net Available Proceeds are received. For the avoidance of doubt, the definition of “Reinvested” shall not include any Investment in exploratory wells or fields not owned by Vista or any of its Restricted Subsidiaries at the time of the Investment.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective partners, directors, officers, employees, agents and advisors.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials.

“Removal Effective Date” shall have the meaning provided in Section 10.6.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate principal amount of the outstanding Loans and unused Commitments at such time. The outstanding Loans and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Payment” shall have the meaning provided in Section 4.11.

“Restricted Subsidiary” shall mean any Subsidiary of Vista other than an Unrestricted Subsidiary.

“Restricting Information” shall have the meaning provided in Section 11.4(a).

“Sanctioned Jurisdiction” shall mean any country or territory that is the subject of comprehensive Sanctions broadly restricting or prohibiting dealings with, in or involving such country or territory (currently Iran, Cuba, Syria, North Korea and the Crimea region of the Ukraine).

“Sanctioned Person” shall mean any individual or entity (a) identified on a Sanctions List, (b) organized, domiciled or resident in a Sanctioned Jurisdiction, or (c) otherwise is the subject or target of any Sanctions, including any entity that is at least fifty percent (50%) or more owned or that is controlled by one or more individuals or entities described in the foregoing clauses (a) or (b).

“Sanctions” shall mean any economic or financial sanctions or trade embargoes imposed, administered or enforced by (a) the United States (including OFAC, United States Department of State, and the United States Department of Commerce), (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) the United Kingdom (including Her Majesty’s Treasury) or (e) Argentina.

“Sanctions List” shall mean any list of designated individuals or entities that are subject of Sanctions, including, without limitation: (a) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (b) the Consolidated United Nation Security Council Sanctions List, (c) the consolidated list of persons, groups and entities subject to EU financial sanctions maintained by the European Union and (d) the Consolidated List of Financial Sanctions Targets in the UK maintained by Her Majesty’s Treasury of the United Kingdom.

“Scheduled Unavailability Date” shall have the meaning provided in Section 2.11(b)(ii).

“Solvent” shall mean, with respect to any Person at any time, that (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis is greater than the amount that will be required to pay the total liability on existing debts as they become absolute and matured, (b) the present fair saleable value of the assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability on existing debts of such Person and its Subsidiaries as they become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis are able to pay their debts or other obligations as they generally become absolute and matured and (d) (i) such Person is not insolvent pursuant to Article 2166 of the Mexican Federal Civil Code or Article 78 of Law 25.522 of Argentina as applicable for a Person incorporated in any of these jurisdictions or (ii) does not meet the requirements to be declared in concurso mercantil in accordance with Articles 9, 10 and 11 of Mexico’s Ley de Concursos Mercantiles or Article 78 of Law 25.522 of Argentina as applicable for a Person incorporated in any of these jurisdictions.

“Specified Currency” shall have the meaning provided in Section 12.6(a).

“Specified Transaction” shall have the meaning provided in Section 1.1 in the definition of Pro Forma Basis.

“Stated Maturity Date” shall mean, with respect to each instrument evidencing Indebtedness for borrowed money, the maturity date for such instrument.

“Subsidiary” of a Person shall mean any corporation or other legal entity in which such Person, directly or indirectly, in the aggregate and without duplication, owns more than 50% of the outstanding Capital Stock or has the power to elect a majority of the board of directors or similar governing body.

“Substitute Basis” shall have the meaning provided in Section 2.11(a).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” shall mean, with respect to each date of determination, the period of four consecutive fiscal quarters then most recently ended, in each case taken as one accounting period; provided, that the definition of Test Period for the first two Test Periods occurring after the Effective Date shall be further modified as set forth in the definition of “Consolidated EBITDA”.

“Type” shall refer to the distinction between the Floating Rate Loans and the Fixed Rate Loans.

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted Equity Proceeds” shall mean the proceeds of any equity contribution to a Loan Party or any Restricted Subsidiary by any Person other than a Loan Party or a Restricted Subsidiary.

“Unrestricted Proceeds” shall mean proceeds received from any of the following: (i) Unrestricted Equity Proceeds and (ii) the Annual Permitted Net Income Restricted Payment Amount; provided that, for the avoidance of doubt, after the initial use of such proceeds in accordance with this Agreement, any proceeds resulting therefrom, including any sale or disposition of assets acquired with such Unrestricted Proceeds or any Investments made with such Unrestricted Proceeds, shall not constitute Unrestricted Proceeds.

“Unrestricted Subsidiary” shall mean any direct Subsidiary of Vista, Vista Holding I, Vista Oil & Gas Holding II, S.A. de C.V. or any other Subsidiary organized under the laws of Mexico created after the Effective Date (i)(x) that is created with, and capitalized only from any of the following: Unrestricted Proceeds, permitted Investments pursuant to Section 8.4(o)(i) or Investments by any Person other than a Loan Party or a Restricted Subsidiary, (y) that is primarily engaged in the Permitted Business and (z) that satisfies the Argentine Separate Entity Conditions and (ii) for which no Loan Party or any Restricted Subsidiary will at any time (x) provide credit support, subject any of its property or assets (other than the Capital Stock of such Unrestricted Subsidiary) to the satisfaction of, or Guarantee, any Indebtedness or other obligations of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness or other obligations) or (y) be directly or indirectly liable for any Indebtedness or other obligations of such Subsidiary.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272, of the United States.

“Use of Proceeds Transaction” shall mean that certain transaction or series of related transactions through which (i) the Borrower shall purchase from Vista Holding I and Vista Holding I shall sell to the Borrower that certain APCO Sub-Loan Agreement, together with any payments, repayments or distributions made pursuant to the terms of the APCO Sub-Loan Agreement, (ii) the Borrower shall return the capital contribution made by Vista Holding I to the Borrower in connection with the devolution of the aporte irrevocable and (iii) Vista shall partially capitalize the contribution (aportación para futuros aumentos) it previously made to Vista Holding I and Vista Holding I shall return the difference between such amounts to Vista.

“Vista” shall mean Vista Oil & Gas, S.A.B. de C.V., a sociedad anónima de capital variable.

“Vista Holding I” shall mean Vista Oil & Gas Holding I, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

“Withholding Agent” shall mean the Borrower.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Principles of Construction.

(a) Each reference to, and the definition of, any document (including any Credit Document) shall be deemed to refer to such document as it may be amended, supplemented, revised or modified from time to time in accordance with its terms and, to the extent applicable, the terms of this Agreement.

(b) Each reference to a Law or Governmental Approval shall be deemed to refer to such Law or Governmental Approval as the same may be amended, supplemented or otherwise modified from time to time.

(c) Any reference to a Person in any capacity includes a reference to its permitted successors and assigns in such capacity and, in the case of any Governmental Authority, any Person succeeding to any of its functions and capacities.

(d) References to days shall refer to calendar days unless Business Days are specified; references to weeks, months or years shall be to calendar weeks, months or years, respectively.

(e) All references to a “Section,” “Schedule,” “Appendix,” “Annex,” or “Exhibit” are to a Section of this Agreement or to a Schedule, Appendix, Annex or Exhibit attached hereto.

(f) The table of contents and Section headings and other captions therein are for the purpose of reference only and do not affect the interpretation of this Agreement.

(g) Defined terms in the singular shall include the plural and vice versa. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(h) The words “hereof”, “herein” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(i) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(j) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(k) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with Applicable GAAP.

1.3 Pro Forma Calculations. With respect to any period during which any Specified Transaction occurs, for purposes of determining compliance with the covenants contained in Section 8.10 or otherwise for purposes of determining the Consolidated Interest Coverage Ratio, Consolidated Total Debt to Consolidated EBITDA Ratio or the Adjusted Consolidated Net Debt to Adjusted Consolidated EBITDA Ratio, calculations with respect to such period shall be made on a Pro Forma Basis; provided that, prior to the earlier of (i) the date on which the financial statements for the fiscal quarter ended September 30, 2018 are delivered to the Administrative Agent pursuant to Section 7.1(b) and (ii) the date on which the financial statements for the fiscal quarter ended September 30, 2018 which are required to be delivered to the Administrative Agent pursuant to Section 7.1(b) become available (such period the “Initial Testing Period”), each of the ratios in this Section 1.3 shall be calculated by reference to the financial results of the Loan Parties for the fiscal quarter ended June 30, 2018; provided further that during this Initial Testing Period, the Consolidated EBITDA shall be deemed to be an amount equal to four (4) times the Consolidated EBITDA of Vista for the quarter ended June 30, 2018, prior to adjusting such Consolidated EBITDA on a Pro Forma Basis.

Section 2. Amount and Terms of Credit.

2.1 The Facility.

(a) Each Floating Rate Lender severally agrees, on and subject to the terms and conditions of this Agreement, to make during the Availability Period one term loan to the Borrower (each, a “Floating Rate Loan”, and collectively, the “Floating Rate Loans”) on the Disbursement Date, in Dollars in an aggregate principal amount up to but not exceeding such Floating Rate Lender’s Floating Rate Loan Commitment and, as to all Floating Rate Lenders, in an aggregate principal amount up to but not exceeding $150 million.

(b) Each Fixed Rate Lender severally agrees, on and subject to the terms and conditions of this Agreement, to make during the Availability Period one term loan to the Borrower (each, a “Fixed Rate Loan”, and collectively, the “Fixed Rate Loans”) on the Disbursement Date, in Dollars in an aggregate principal amount up to but not exceeding such Fixed Rate Lender’s Fixed Rate Loan Commitment and, as to all Fixed Rate Lenders, in an aggregate principal amount up to but not exceeding $150 million.

(c) Amounts repaid or prepaid with respect to the Loans may not be reborrowed.

2.2 Notice of Borrowing. During the Availability Period, whenever the Borrower desires to make a Borrowing hereunder, it shall give the Administrative Agent a duly completed and irrevocable notice of a Borrowing in substantially the form of Exhibit A (the “Notice of Borrowing”) prior to 11:00 a.m. (New York time) at least two (2) Business Days prior to the requested Disbursement Date (or such shorter period as the Administrative Agent may agree to in its discretion), requesting the Borrowing and specifying the requested Disbursement Date, the aggregate principal amount of the Loans to be made on such date. The Borrowing shall be in a principal amount of $300,000,000 and shall be made pro rata among the Fixed Rate Loans and the Floating Rate Loans. Not later than 11:00 a.m. (New York time) on the Disbursement Date, each Lender shall make available the amount of the Loans to be made by such Lender on the Disbursement Date to the Administrative Agent, at the Administrative Account, in immediately available funds, for the account of the Borrower pursuant to the Notice of Borrowing. The amounts so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be remitted by the Administrative Agent as provided for and instructed by the Borrower to the Administrative Agent in the applicable Notice of Borrowing.

2.3 Several Obligations; Certain Remedies Independent. The failure of any Lender to make its Loans on the Disbursement Date shall not relieve any other Lender of its obligation to make its Loans on such date, and neither any Lender nor the Agent shall be responsible for the failure of any other Lender to make its Loans to be made by such other Lender on such date, and (except as otherwise provided in Section 4.12) no Lender shall have any obligation to the Agent or any other Lender for the failure by such Lender to make its Loans required to be made by such Lender on such date. The amounts payable by the Borrower at any time hereunder to each Lender shall be a separate and independent debt, and except for exercising the remedies (including acceleration of the Loans) set forth in the final paragraph of Section 9, each Lender shall be entitled to protect and enforce its individual rights arising out of this Agreement independently of any other Lender, and it shall not be necessary for any other Lender or the Agent to consent to, or be joined as an additional party in, any proceedings to recover the payment of any overdue amounts.

2.4 Autonomous Promise of Debt.

(a) The Borrower agrees that, to evidence its obligation to repay each Loan made hereunder, with interest accrued thereon, it shall execute and deliver, and cause each Argentine Guarantor and APCO Oil & Gas International Inc. (Argentine Branch) to execute and deliver, to each Lender an offer of Autonomous Promise of Debt in the form of Exhibit B, each such Autonomous Promise of Debt being in the principal amount of the Fixed Rate Loan or Floating Rate Loan, as applicable, to be made by each Lender on the Disbursement Date and the validity of which shall be subject to the written acceptance by each Lender the form of Exhibit C hereto (the “Autonomous Promise of Debt”). The amount evidenced by each Autonomous Promise of Debt shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be prima facie evidence of the applicable Indebtedness of the Borrower absent manifest error. An Autonomous Promise of Debt and the obligation evidenced thereby may be assigned or otherwise transferred, in whole, only in accordance with Section 12.3. In addition, the Borrower hereby agrees and covenants that it will execute and deliver , and cause each Argentine Guarantor and APCO Oil & Gas International Inc. (Argentine Branch) to execute and deliver, any replacement or amended Autonomous Promise of Debt by means of an offer to be accepted by the respective Lender or permitted assignee thereof, and take all further action that may, in the reasonable judgment of the Administrative Agent or the Required Lenders, be necessary in order to (i) ensure that the Autonomous Promise of Debt duly reflect the terms of this Agreement or (ii) reflect any assignment of the Loans in accordance with Section 12.3, in each case, as the Administrative Agent or the Required Lenders may reasonably request in writing from time to time. Upon the receipt of the acceptance of an Offer of Autonomous Promise of Debt, the Borrower shall, and shall cause each Argentine Guarantor and APCO Oil & Gas International Inc. (Argentine Branch) , to promptly execute an Acknowledgement of Acceptance in the form of Exhibit C hereto, certified by a notary public (the “Acknowledgment of Acceptance”).

(b) If any amount hereunder or under any Autonomous Promise of Debt is not paid by the Borrower, any Argentine Guarantor and APCO Oil & Gas International Inc. (Argentine Branch) when due (whether at the stated maturity, by acceleration or otherwise), the Administrative Agent or any Lender may take all such actions as it sees fit to recover such amount, including the commencement and maintenance of proceedings in the State of New York, United States of America or in Argentina in respect of its Autonomous Promise of Debt, or simultaneous commencement and maintenance of proceedings in the State of New York, United States of America and in Argentina in respect of its Autonomous Promise of Debt as the Administrative Agent or such Lender in its sole discretion shall determine. The payment of any part of the principal of any such Autonomous Promise of Debt shall discharge the obligation of the Borrower, each Argentine Guarantor and APCO Oil & Gas International Inc. (Argentine Branch) to pay principal of the Loan evidenced by such Autonomous Promise of Debt pro tanto, and the payment of any principal of a Loan in accordance with the terms hereof shall discharge the obligations of the Borrower each Argentine Guarantor and APCO Oil & Gas International Inc. (Argentine Branch) under the Autonomous Promise of Debt evidencing such Loan pro tanto. Notwithstanding the discharge in full of any Autonomous Promise of Debt, if the amount paid or payable under any such Autonomous Promise of Debt (whether arising from the enforcement thereof in Argentina or otherwise), (A) is less than the amount due and payable in accordance with this Agreement with respect to the Loan evidenced by such Autonomous Promise of Debt, the Borrower agrees to pay to the Administrative Agent promptly after its receipt of written demand such difference, and (B) exceeds the amount due and payable in accordance with this Agreement with respect to the Loan evidenced by such Autonomous Promise of Debt, each Lender that has received any amounts under such Autonomous Promise of Debt in excess of the amounts due to such Lender hereunder agrees to pay such excess to the Borrower promptly after its receipt of written demand. Upon discharge of all obligations of the Borrower under the Loans evidenced by any Autonomous Promise of Debt, the Lender holding any such Autonomous Promise of Debt shall cancel such Autonomous Promise of Debt and promptly return it or them to the Borrower.

(c) Neither the execution, delivery or participation of any Autonomous Promise of Debt, or the commencement of any judicial enforcement proceeding or exercise of any other right or remedy in connection with any Autonomous Promise of Debt, nor the total or partial collection of any Autonomous Promise of Debt shall be deemed to be a waiver of any right of any Lender under, or an amendment of any term or condition of, this Agreement or any other Credit Document, including with respect to the governing law thereof; provided that each Lender agrees that it shall only commence a judicial enforcement proceeding or exercise any other right or remedy in connection with its Autonomous Promise of Debt solely to the extent of amounts then due and payable to such Lender in accordance with this Agreement. The rights and claims of any Lender under any Autonomous Promise of Debt shall not replace or supersede any rights and claims of such Lender under this Agreement and the other Credit Documents; provided that the payment of any part of the principal of, and interest on and other amounts in respect of, any Autonomous Promise of Debt in accordance with the terms of this Agreement shall, to the extent that such payment would discharge the Borrower’s Obligations under this Agreement, discharge the obligation of the Borrower under this Agreement and each Argentine Guarantor and APCO Oil & Gas International Inc. (Argentine Branch) to pay such amounts paid of principal of the Loan, and interest thereon and other amounts related thereto, evidenced by such Autonomous Promise of Debt, pro tanto, and the payment of any principal of a Loan, and interest thereon and other amounts related thereto, in accordance with the terms hereof shall discharge the obligations of the Borrower, each Argentine Guarantor and APCO Oil & Gas International Inc. (Argentine Branch) under the Autonomous Promise of Debt evidencing such amounts pro tanto, to the extent that such payment would discharge the Borrower’s, each Argentine Guarantor’s and APCO Oil & Gas International Inc. (Argentine Branch)’s Obligations under this Agreement and obligations under the Guaranty.

(d) Upon repayment in full of all Obligations of the Borrower evidenced by any Autonomous Promise of Debt, the Lender holding such Autonomous Promise of Debt shall cancel such Autonomous Promise of Debt and promptly return it to the Borrower.

2.5 Use of Proceeds. The Borrower shall use the proceeds of the Loans in accordance with Section 7.11. None of the Agent, the Joint Lead Arrangers or Lenders shall have any responsibility as to the use of any of such proceeds.

2.6 Termination.

(a) Any undrawn amounts of the Loan Commitments will be automatically reduced to zero on the Disbursement Date after giving effect to the Borrowing of the Loans made on the Disbursement Date.

(b) Unless previously terminated, the Loan Commitments shall terminate automatically at the end of the Availability Period.

(c) The Commitments once reduced or terminated may not be reinstated.

2.7 Interest.

(a) Subject to Sections 2.7(b) and 2.11, the Borrower agrees to pay to the Administrative Agent for the account of each Lender interest in respect of the unpaid principal amount of each Loan of such Lender from the Disbursement Date until the payment in full thereof which, (i) for the Floating Rate Loans, shall be equal to the sum of, for each day during each Interest Period applicable thereto, (x) LIBOR for such Interest Period plus (y) the Applicable Margin and (ii) for the Fixed Rate Loans, an interest rate per annum equal at all times during each Interest Period to 8.00%, in each case payable on the last day of each Interest Period and on the Maturity Date.

(b) Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, principal and, to the extent permitted by Law, overdue interest in respect of the Loans and any other overdue amount payable by the Borrower hereunder or under any other Credit Document shall bear interest at a rate which is equal to (i) the rate otherwise applicable to such Loan as provided in Section 2.7(a) above, plus (ii) 2.0% per annum (which interest shall be payable on demand).

(c) Except as provided in Section 2.7(b), accrued (and theretofore unpaid) interest shall be payable in arrears in respect of the Loans (i) on the last day of each Interest Period applicable thereto, (ii) on the amount of the Loans repaid or prepaid, upon such repayment or prepayment, (iii) at any maturity (whether by acceleration or otherwise), and (iv) after such maturity, on demand.

(d) On each Interest Determination Date for the Floating Rate Loan, the Administrative Agent shall determine the applicable LIBOR and shall give notice thereof to the Lenders and to the Borrower. Each such determination shall, absent manifest error, be conclusive and binding on all parties hereto.

2.8 Illegality.

(a) If any Change in Law has made it unlawful, or any central bank or other Governmental Authority has asserted that it is unlawful, for such Lender or its Lending Office to make or maintain any of its Loans (and the designation of a different Lending Office would not avoid such unlawfulness), then such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and on notice thereof by such Lender to the Borrower, (i) such Lender’s Commitment shall be suspended until such time as such Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist and (ii) to the extent necessary to comply with such Change in Law, such Lender’s affected Loans shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable to such Lender by the Borrower under this Agreement on or before such date as shall be mandated by Change in Law (which payment shall include any additional amounts accrued prior to such prepayment).

(b) If any Floating Rate Lender determines that it is unlawful to maintain a LIBOR Loan at a LIBO Rate, upon the Borrower’s receipt of notice of such fact and demand from such Floating Rate Lender, in lieu of an interest rate determined in accordance with Section 2.7, the interest rate payable in respect of such Floating Rate Loan shall automatically convert on the last day of the Interest Period in respect of such Floating Rate Loan to the sum of the Base Rate in effect from time to time plus the Applicable Margin per annum less 1% (payable on the last day of the Interest Period in respect of such Floating Rate Loan and on the last day of each subsequent Interest Period thereafter; provided, however, that upon the occurrence and during the continuance of an Event of Default, such interest (i) shall be the sum of the Base Rate in effect from time to time plus the Applicable Margin plus 1% per annum and (ii) shall be payable on demand), either on the last day of the Interest Period in respect of such Floating Rate Loan, if such Floating Rate Lender may lawfully continue to maintain such Floating Rate Loan to such day, or immediately, if such Floating Rate Lender may not lawfully continue to maintain such Floating Rate Loan.

2.9 Increased Costs and Reduction of Return.

(a) If any Lender shall have determined at any time that it shall incur increased costs or reductions in the amounts received or receivable under this Agreement, its Loans, or its Commitment with respect to its Loan, or that any Recipient shall be subjected to any Taxes (other than any increased cost or reduction in the amount received or receivable resulting from (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (f) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, other obligations, deposits, reserves, other liabilities or capital, in each case, arising under this Agreement and, in each case, attributable to or because of any Change in Law and/or other circumstances affecting such Lender or the relevant interbank market or the position of such Lender in such market, then, and in any such event, the Borrower shall promptly pay to such Lender, upon demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable under this Agreement.

(b) If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) or (iv) compliance by such Lender (or its Lending Office) or any Person Controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any Person Controlling such Lender and (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy and liquidity and such Lender’s desired return on capital) and if such Lender shall have determined that the amount of such capital or liquidity is increased as a consequence of its Loan, credits or obligations under this Agreement, then, promptly upon demand of such Lender to the Borrower in accordance with clause (c), the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

(c) Each Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 2.9. Such Lender or the Administrative Agent, as applicable, shall deliver to the Borrower a certificate setting forth in reasonable detail the basis for determining the amount that such Lender is entitled to receive pursuant to this Section 2.9, which determination shall be conclusive and binding on the Borrower in the absence of manifest error.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.10 Break Funding. The Borrower shall pay to the Administrative Agent for the account of each Floating Rate Lender, within ten (10) days after the request in writing and delivery of the certificate set forth below by such Floating Rate Lender, such amount or amounts (if any) as shall be sufficient to compensate it for any loss, cost or expense (excluding the loss of any anticipated profit) including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Floating Loans or from fees payable to terminate the deposits from which such funds were obtained that is attributable to:

(a) the failure of the Borrower to make on a timely basis any payment of principal of the Loans;

(b) the failure of the Borrower to borrow any LIBOR Loan after the Borrower has given a Notice of Borrowing;

(c) the failure of the Borrower to make any prepayment of any LIBOR Loan in accordance with any notice delivered under Section 4.2 or Section 4.3; or

(d) any prepayment or repayment (including pursuant to Section 4.1, 4.2 or 4.3); provided that the Borrower shall use commercially reasonable efforts to mitigate any such cost or expense attributable to a prepayment contemplated by Section 4.3 or other payment of any Loan on a day that is not the last day of the relevant Interest Period.

Each Floating Rate Lender will furnish to the Borrower and the Administrative Agent a certificate setting forth in reasonable detail the basis and amount of each request by such Floating Rate Lender for compensation under this Section 2.10, which certificate shall be conclusive and binding on the Borrower and the Administrative Agent in the absence of manifest error.

2.11 Inability to Determine Rates. If, on or prior to the first day of any Interest Period (an “Affected Interest Period”):

(a) (i) the Administrative Agent determines that, by reason of circumstances affecting the London interbank Eurodollar market, “LIBOR” cannot be determined pursuant to the definitions thereof; or

(ii) the Floating Rate Lenders holding a majority of the outstanding Floating Rate Loans and Floating Rate Loan Commitments reasonably determine and notify the Administrative Agent that the relevant rates of interest referred to in the definition of “LIBOR” in Section 1.1 upon the basis of which the rate of interest for Loans for such Affected Interest Period is to be determined will not be adequate to cover the cost to each such Lender of making or maintaining their pro rata share of the Loans for such Affected Interest Period (each, an “Affected Lender” and together the “Affected Lenders”), it being understood that the Administrative Agent shall have no obligation or responsibility to investigate or inquire into the reasonableness of any determination of the Required Lenders and is fully protected in acting upon any notice delivered pursuant to this Section 2.11(a)(ii);

the Administrative Agent shall give notice thereof (a “Rate Determination Notice”) to the Borrower and the Floating Rate Lenders as soon as practicable thereafter. If such notice is given, during the 30-day period following such Rate Determination Notice (the “Negotiation Period”), the Affected Lenders and the Borrower shall negotiate in good faith with a view to agreeing upon a substitute interest rate basis for their pro rata share of the Loans that shall reflect the cost to the Affected Lenders of funding their pro rata share of the Loans from alternative sources (a “Substitute Basis”), and if such Substitute Basis is so agreed upon during the Negotiation Period, upon notice to the Administrative Agent of such Substitute Basis, such Substitute Basis shall apply with respect to the pro rata share of the LIBOR Loans of an Affected Lender in lieu of LIBOR to all Interest Periods commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such notice have ceased to apply in which case, the Affected Lenders shall notify the Administrative Agent that such Substitute Basis should no longer apply in lieu of LIBOR. If a Substitute Basis is not agreed upon during the Negotiation Period, the Borrower may elect to prepay the Affected Lenders’ pro rata share of the LIBOR Loans pursuant to Section 4.2; provided, however, that if the Borrower does not elect so to prepay, each Affected Lender shall reasonably determine (and shall certify from time to time in a certificate delivered by such Lender to the Administrative Agent setting forth in reasonable detail the basis of the computation of such amount) the per annum rate basis reflecting the cost to such Affected Lender of funding its pro rata share of the LIBOR Loans for the Interest Period commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such notice have ceased to apply, in which case, the Affected Lenders shall notify the Administrative Agent that such Substitute Basis should no longer apply in lieu of LIBOR, and such rate basis shall be binding upon the Borrower and such Lender and shall apply in lieu of LIBOR for the relevant Interest Period.

(b) (i) the Floating Rate Lenders holding a majority of the aggregate principal amount of the outstanding Floating Rate Loans and unused Floating Rate Commitments (the “Floating Rate Required Lenders”) determine that adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period and such circumstances are unlikely to be temporary; or

(ii) the supervisor for the administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”);

the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing market convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate conforming changes. Notwithstanding anything to the contrary in Section 12.9, such amendment shall become effective without any further action or consent of any other party to this Agreement. If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly notify the Borrower and each Floating Rate Lender. Thereafter, and until a LIBOR Successor Rate has been determined, any further Borrowings requested by the Borrower shall have an interest rate that is the sum of the Base Rate in effect from time to time plus the Applicable Margin per annum.

2.12 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 4.14 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, if so determined by the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Fees. No Defaulting Lender shall be entitled to receive any fees while such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower agrees in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent (at the direction of the Borrower) will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 3. Fees. The Borrower agrees to pay the fees in such amounts and at such times as specified in the Fee Letter.

Section 4. Prepayments; Payments.

4.1 Scheduled Repayment. The Borrower agrees to repay to the Lenders in semi-annual installments (each a “Scheduled Repayment”) commencing on the date occurring eighteen (18) months after the Disbursement Date as follows: (i) on the dates occurring eighteen (18) months and twenty-four (24) months after the Disbursement Date to be in an amount equal to 5% of the principal amount outstanding on the Disbursement Date and (ii) thereafter on each semi-annual anniversary of the Disbursement Date to be in equal installments (subject in each case to any adjustments applicable pursuant to Section 4.3(d)); provided that the final principal installment shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Loans outstanding on such date.

4.2 Voluntary Prepayments. The Borrower shall have the right to prepay the Loans, in whole or in part, at any time by giving the Administrative Agent at least three (3) Business Days’ prior written notice of its intent to prepay the Loans, which notice shall specify the date of prepayment. Such prepayment shall be applied ratably to the Floating Rate Loans and the Fixed Rate Loans. Each prepayment made pursuant to this Section 4.2 shall be accompanied by (i) all interest accrued on the amount prepaid and (ii) all other amounts then due on, or with respect to, such portion of the Loans being prepaid, including any amounts owing under Section 2.10.

4.3 Mandatory Prepayments.

(a) Disposition of Assets. (i) In the event of any Asset Disposition by any Loan Party or any Restricted Subsidiary (other than as permitted by Section 8.3 (a), (b), (c), (d), (g), (i), (j) or (k) thereof), the Borrower shall, within 365 days following each date on which any Loan Party or any Restricted Subsidiary received any Net Available Proceeds from any Asset Disposition that are not otherwise Reinvested apply 100% of any such Net Available Proceeds towards the prepayment of the Loans; (ii) in the event of the consummation of any Permitted Midstream Disposition Transaction, the Borrower shall, (x) within 18 months following each date on which any Loan Party or any Restricted Subsidiary received any Net Available Proceeds from any Permitted Midstream Disposition Transaction apply such Net Available Proceeds that are not Reinvested up to an amount equal to 75% of such Net Available Proceeds towards the prepayment of the Loans and (y) within 24 months following each date on which any Loan Party or any Restricted Subsidiary received any Net Available Proceeds from a Permitted Midstream Disposition Transaction apply such Net Available Proceeds that are not Reinvested or otherwise prepaid up to an amount equal to 100% of such Net Available Proceeds towards the prepayment of the Loans; and (iii) upon the occurrence of any Casualty Event with respect to any Property of Vista or any of its Restricted Subsidiaries, the Borrower shall, within 365 days following each date on which Vista or any of its Restricted Subsidiaries receive any Net Available Proceeds from any Recovery Event that are not Reinvested apply 100% of such Net Available Proceeds to the prepayment of the Loans.

(b) No later than three (3) Business Days prior to the occurrence of such proposed disposition or receipt of Vista or any of its Restricted Subsidiaries of any insurance proceeds from a Casualty Event, the Borrower will deliver to the Administrative Agent a certificate signed by an Authorized Officer of the Borrower in form and detail reasonably satisfactory to the Required Lenders, stating the expected amount of the Net Available Proceeds of such Casualty Event or Net Available Proceeds of such proposed Asset Disposition.

(c) Change of Control. In the event of the occurrence of any Change of Control, the Borrower shall repay or cause to be repaid the Loans within five (5) Business Days after the Borrower becomes aware (or should have become aware of) of the occurrence of such Change of Control but in any event within thirty (30) days of the occurrence of any Change of Control.

(d) The amount of each mandatory prepayment made pursuant to Section 4.2 and Sections 4.3(a) and (b) shall be applied, without premium or penalty, to reduce the amount of each Scheduled Repayment on a pro rata basis. Such prepayment shall be applied ratably to the Floating Rate Loans and the Fixed Rate Loans.

(e) Each prepayment made pursuant to this Section 4.3 shall be accompanied by (i) all interest accrued on the amount prepaid and (ii) all other amounts then due on, or with respect to, such portion of the Loans being prepaid, including any amounts owing under Section 2.10.

4.4 Payments Generally.

(a) Each payment of principal, interest and other amounts to be made under this Agreement and the other Credit Documents shall (unless otherwise specified therein) be made for amounts owing in respect of Loans in immediately available funds, without deduction, set-off or counterclaim, to the applicable Administrative Account not later than 11:00 a.m. (New York time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b) If at the time when any payment by a Loan Party in connection with a Loan is due hereunder or under any other Credit Document there is any restriction or prohibition on access to the Argentine exchange market or a requirement to have prior authorization of any central bank or any other Governmental Authority and such authorization is not available on the date when payment is due and as a result the Borrower is not able to tender Dollars, to the fullest extent permitted by law, the applicable Loan Party shall, during the continuance of such prohibition or restriction, obtain the required amount of Dollars to pay such amount due under the Credit Documents, through: (i) the purchase with Pesos of any Dollar-denominated public or private bond or tradable debt or equity security listed in Argentina, selected by such Loan Party, and the subsequent transfer and sale thereof outside of Argentina for Dollars; provided the alternative payment mechanism described in this paragraph continues to be, in such Loan Party’s reasonable judgment, a lawful mechanism for the acquisition of Dollars; or (ii) any other lawful mechanism for the acquisition of Dollars in the Argentine exchange market. Such Loan Party shall be liable for and shall pay all Taxes, costs, fees and expenses payable in connection with the transactions referred to herein for the purchase of Dollars to effect payment of any amount due and owing hereunder. Interest shall continue to accrue as specified in this Agreement on any amounts that are not paid on the due date therefor as a result of such Loan Party’s entering into or consummating any transaction to obtain Dollars to make any required payment hereunder or any other Credit Document and such shall continue to accrue until full payment of such amount due is made in accordance with this Agreement and the other Credit Documents. Notwithstanding anything to the contrary contained in this Agreement or in any obligation of the Borrower to any other Person, nothing shall be construed to relieve or otherwise affect the unconditional obligation of the Borrower to satisfy all payment and other obligations under this Agreement on or prior to the due dates thereof.

(c) The Borrower and each Loan Party hereby acknowledges and agrees that this Agreement and the other Credit Documents constitute a cross-border financing and any Loan or disbursements made by any Lender hereunder will be made in Dollars and, therefore, it is of the essence of this Agreement that any and all payments made by the Borrower or any other Loan Party hereunder or under any other Credit Document in connection with any Loan is made exclusively in Dollars.

4.5 Payments by Agent to Lenders. Each payment received by the Administrative Agent under this Agreement for account of any Lender shall be paid by the Administrative Agent promptly to such Lender, but in any event within one (1) Business Day, for account of such Lender’s applicable Lending Office.

4.6 Application of Insufficient Payment. If at any time insufficient funds are available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due and payable hereunder, such funds shall be applied: (a) first, to pay any amounts (including any fee, reimbursement and indemnification amounts) then due and payable to the Agent, (b) then, to pay interest then due and payable hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest then due and payable to such parties, (c) then, to pay fees then due and payable hereunder, ratably among the parties entitled thereto in accordance with the amounts of fees then due and payable to such parties, (d) then, to pay principal then due and payable hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due and payable to such parties, and (e) then, to pay other amounts then due and payable hereunder to Persons other than the Borrower, ratably among the parties entitled thereto in accordance with the amounts of such other amounts then due and payable to such parties.

4.7 Non-Business Days. If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day (unless otherwise specified herein), such date shall be extended to the next succeeding Business Day (or, in the case of the Maturity Date, the immediately preceding Business Day), and interest shall be payable for any principal so extended for the period of such extension.

4.8 Pro Rata Treatment. Except to the extent otherwise expressly provided herein, (a) the Loans shall be made pro rata according to the respective amounts of the Commitments, (b) each payment or prepayment of principal of the Loans shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them and (c) each payment of interest and fees on the Loans shall be made for account of the applicable Lenders pro rata in accordance with the respective amounts of interest on the Loans then due and payable to them.

4.9 Computations. All computations of interest and fees hereunder shall be made for Loans on the basis of a year of 360 days for the actual number of days elapsed.

4.10 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate on any Loan, together with all fees and charges that are treated as interest under applicable Law, as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable Law, the rate of interest payable hereunder, together with all such fees and charges payable to such Lender, shall be limited to such maximum lawful rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

4.11 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified in writing by any Lender or the Borrower (the “Payor”) prior to the date on which the Payor is to make payment to the Administrative Agent (in the case of a Lender) of the proceeds of a Loan to be made by such Lender hereunder or (in the case of the Borrower) of a payment to the Administrative Agent for account of one or more of the Lenders hereunder (any such payment being herein called the “Required Payment”) that such Lender or the Borrower, as the case may be, will not make the Required Payment, the Administrative Agent may (but shall not be required to) assume that the Payor is making the Required Payment available to the Administrative Agent and, in reliance upon such assumption, make available to the Lenders or the Borrower, as the case may be, a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on such date, the Payor shall pay to the Administrative Agent, within one (1) Business Day after demand, such amount with interest thereon at a rate (in the case of a Lender) equal to the rate specified by the Administrative Agent as its cost of funding such amount for the period and (in the case of the Borrower) equal to the rate specified in Section 2.7(c), in each case until such amount is made available to the Administrative Agent. A certificate of the Administrative Agent, submitted to any Payor with respect to any amounts owing under this Section 4.11 shall be conclusive in the absence of manifest error.

4.12 Set-Off; Sharing Among Lenders.

(a) Set-Off. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of such Person now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured; provided that, in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 4.12 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

(b) Sharing Among Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that (x) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (y) the provisions of this clause (b) shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to an assignee or Participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this clause (b) shall apply).

(c) Participants. Any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Exercise of Rights Not Required. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower or any of its Subsidiaries.

4.13 Taxes.

(a) Except as required by applicable Law, any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes. If any applicable Law (as determined in the good faith discretion of the Withholding Agent) requires the deduction or withholding of any Tax from a payment in respect of Floating Rate Loans by a Withholding Agent, then the Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary, so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.13) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Notwithstanding the foregoing, and for the avoidance of doubt, nothing herein shall be construed to obligate the Administrative Agent to determine the duties or liabilities of the Borrower or any paying agent of the Borrower with respect to any deductions and/or withholdings required by any Law or Governmental Authority, or to pay any such deductions or withholdings to any such Governmental Authority.

(b) The Borrower shall, within 10 days of demand therefor, indemnify the Lenders and the Administrative Agent against, and reimburse the Lenders and the Administrative Agent upon demand for, any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.13) paid or payable at any time by any Lender or the Administrative Agent, whether or not such Taxes, were correctly or legally imposed by the relevant Governmental Authority and any incremental loss, liability, claim or reasonable expense, including legal fees, that the Lenders or the Administrative Agent may incur at any time arising out of or in connection with any failure of the Borrower to make any payment of Indemnified Taxes when due. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes (for the avoidance of doubt, including stamp taxes).

(d) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.13, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent at the time or times reasonably requested by the Borrower and/or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower and/or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation set forth in this paragraph shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f) If a payment made to a Lender under any Credit Document would be subject to Tax under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower and the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Borrower and the Administrative Agent, as applicable, to comply with their obligations under FATCA and to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.13 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.13 (including by the payment of additional amounts pursuant to this Section 4.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.13(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.13(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.13(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Payments of interest made by the Borrower to Lenders that are tax residents of Argentina shall be made together r with (i) a value added tax of 10.5% or the then applicable rate, (ii) a value added tax perception of 1.5% or the then applicable rate and (iii) a “Ingresos Brutos” perception of 0.1% or the then applicable rate, provided that each such Lender shall issue and deliver to the Borrower the corresponding invoices or letterhead notes for such taxes. Each relevant Lender shall also deliver a copy of such invoice or letterhead note to the Administrative Agent no later than 3 Business Days prior to the payment date for such taxes. The Administrative Agent shall allocate the relevant payments received by the Borrower to such Lenders, according to the applicable taxes and rates included in such invoices or letterhead notes, provided, however, that, if any Lender fails to deliver such invoice, the Administrative Agent shall allocate all relevant payments, according to the taxes and rates notified to the Administrative Agent for the prior payment date.

(j) Notwithstanding anything to the contrary herein, under no circumstances shall any Loan Party be obligated to pay any additional amounts for any Taxes in respect of the Fixed Rate Loans pursuant to this Section 4.13 or Section 2.9.

(k) If at any time the Borrower or any other Loan Party shall have received from a Governmental Authority any proceedings, notices or other similar requests in connection with the provisions set forth in Argentine Law No. 11,683 (as amended and supplemented) with respect to the Loans or in any manner in relation to this Agreement for purposes of evidencing that any funds disbursed pursuant to the terms hereunder are not deemed “incrementos patrimoniales no justificados” (as such terms are used within the context of Argentine Law No. 11,683 (as amended and supplemented)), the Administrative Agent, on behalf of the Lenders, following a written request from the Borrower or any Loan Party, agrees to use best efforts to cooperate with the Borrower or such Loan Party in connection with any such request.

4.14 Designation of a Different Lending Office. If any Lender requests compensation under Section 2.9, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.13, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.9 or Section 4.13, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in such Lender’s reasonable judgment. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5. Conditions Precedent to Disbursement Date. The obligations of each Lender to make the Loans pursuant to a Borrowing shall be subject to the conditions precedent that the Administrative Agent shall have received each of the following documents and each of the following conditions shall have occurred, or shall occur concurrently therewith, each in form and substance reasonably satisfactory to each Lender:

5.1 Credit Documents. The Administrative Agent shall have received counterparts of this Agreement, duly executed and delivered by the Borrower and the Guaranty, duly executed and delivered by each Guarantor.

5.2 Corporate Documents. The Administrative Agent shall have received a certificate from the Borrower and each of the Guarantors, dated the Disbursement Date, signed by an Authorized Officer of the Borrower and each of the Guarantors, substantially in the form of Exhibit C hereto, certifying the names and true signatures of the officers of the Borrower and each of the Guarantors authorized to sign the Credit Documents and attaching true, correct and complete copies of (a) the Organizational Documents of the Borrower and each of the Guarantors, and (b) resolutions duly adopted by the shareholders (accionistas) or members (socios) or the board of directors or managers of the Borrower and each of the Guarantors, as applicable, authorizing the execution, delivery and performance of the Credit Documents to which it is or is to be a party and the performance of the transactions contemplated thereby, and the granting of powers of attorney as required to be granted pursuant to the Credit Documents (including with respect to any Mexican Guarantor, powers-of-attorney to the Process Agent), to which it is or is to be a party and of any other necessary corporate authorizations duly authorizing or ratifying the Credit Documents.

5.3 Legal Opinion. The Agent and the Lenders shall have received the following legal opinions dated as of the Disbursement Date:

(a) an opinion of Cleary Gottlieb Steen & Hamilton LLP, special New York counsel for the Loan Parties;

(b) an opinion of Creel, García-Cuéllar, Aiza y Enríquez, S.C., special Mexican counsel for the Loan Parties;

(c) an opinion of Bruchou, Fernández Madero & Lombardi Abogados, special Argentine counsel for the Loan Parties; and

(d) an opinion of Maples and Calder, special Cayman Islands counsel for the Loan Parties. 5.4 No Default. No Default or Event of Default shall have occurred and be continuing or could reasonably be expected to occur after giving consummation of the transactions contemplated under the Credit Documents.

5.5 Material Adverse Change.

(a) Since December 31, 2017, there shall have occurred no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect;

(b) Since July 5, 2018, there shall have occurred no event, circumstance, change or condition in the loan syndication, financial or capital markets generally that has materially impaired the market for syndicated loans or debt securities of any of Argentine or United States borrowers; and

(c) Since July 5, 2018, there shall have occurred no material adverse circumstance, change or condition in the political, economic or financial condition of Argentina or the United States.

5.6 Fees. All fees and expenses required to be paid under the Credit Documents (including the Fee Letter, as applicable) on or prior to the Disbursement Date shall have been paid or a funds flow memorandum shall provide instructions for the payment of such fees and expenses out of proceeds of the Loans to the extent that invoices have been presented at least three (3) Business Days prior to the Disbursement Date.

5.7 Know Your Customer. At least five (5) Business Days prior to the Disbursement Date, each Agent and each Lender shall have received such documentation and other information about the Loan Parties required under applicable client onboarding procedures or “know your customer” or anti-money laundering rules and regulations, including the USA PATRIOT Act, as has been reasonably requested in writing at least ten (10) days prior to the Disbursement Date.

5.8 Representations and Warranties. All representations and warranties of the Loan Parties in the Credit Documents shall be true and correct on and as of the Disbursement Date in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date and where such representations and warranties are qualified as to “materiality”, “material adverse effect” or words to similar effect, in which case such representations and warranties shall have been true and correct in all respects), before and after giving effect to the Borrowings made on the Disbursement Date and to the application of the proceeds therefrom, and the other transactions contemplated under the Credit Documents.

5.9 Financial Statements. The Lenders and the Administrative Agent shall have approved and received true and correct copies of the (i) audited annual consolidated financial statements of the Borrower and each Guarantor (other than the Cayman Guarantor) for the fiscal year ended December 31, 2017; (ii) unaudited financial statements of the Cayman Guarantor for the fiscal year ended December 31, 2017 and (iii) unaudited quarterly financial statements of the Borrower and Vista for the fiscal quarter ended March 31, 2018.

5.10 [Reserved.]

5.11 Payoff. The Administrative Agent shall have received a funds flow memorandum instructing the payment in full of all amounts outstanding under the Existing Credit Agreement and (ii) a payoff letter with respect to the repayment under the Existing Credit Agreement in form and substance reasonably acceptable to the Lenders.

5.12 Process Agent. The Administrative Agent shall have received (i) an acceptance letter regarding each Loan Party’s (other than the Loan Parties that have delivered such acceptance letter under Section 5.15) appointment of the Process Agent, duly executed and delivered by the Process Agent and (ii) evidence that each Loan Party that is organized under the laws of Mexico has granted an irrevocable special power of attorney in favor of the Process Agent before a Mexican notary public, which power of attorney shall be in form and substance reasonably acceptable to the Administrative Agent, provided, however, that the official copies (testimonios) of each such power of attorney granted by the Loan Parties that are organized under the laws of Mexico may be delivered after the Disbursement Date.

5.13 Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.2.

5.14 Autonomous Promise of Debt. The Borrower, each Argentine Guarantor and APCO Oil & Gas International Inc. (Argentine Branch) shall have executed and delivered an offer of Autonomous Promise of Debt for the benefit of each Lender, dated as at the Disbursement Date, in an amount equal to the principal amount of such Lender’s Loans and the Borrower, each Argentine Guarantor and APCO Oil & Gas International Inc. (Argentine Branch) shall have executed and delivered to each Lender the corresponding Acknowledgments of Acceptance, in each case duly certified by a notary public.

Section 6. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, the Borrower makes the following representations, warranties and agreements on the date hereof and on the Disbursement Date:

6.1 Legal Status. Each Loan Party and its Subsidiaries (a) is a duly organized and validly existing corporation or other legal entity under the laws of the place of its incorporation or organization or formation, (b) has all requisite power and authority to own and/or lease its property and assets and to transact the business in which it is engaged and to do all things necessary or appropriate in respect of the business in which it is engaged and (c) is duly qualified and is authorized to do business where such qualification and authorization is required and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or the conduct of its business requires such qualification, except in the case of this clause (c) in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.2 Power and Authority. Each Loan Party has all requisite power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of each such Credit Document to which it is a party. Each Loan Party has duly executed and delivered each of the Credit Documents to which it is a party. Each such Credit Document constitutes or, when executed and delivered, will constitute, the legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except as enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity. Each Autonomous Promise of Debt, when executed and delivered by each of the Borrower, each Argentine Guarantor and APCO Oil & Gas International Inc. (Argentine Branch) and accepted by the respective Lender or permitted assignee, shall entitle such Lender or permitted assignee to enforce such document against the Borrower, each Argentine Guarantor and APCO Oil & Gas International Inc. (Argentine Branch) in an Argentine court by means of an executory procedure (juicio ejecutivo) pursuant to Article 520 of the National Civil and Commercial Procedure Code and related provisions.

6.3 No Immunity; Commercial Acts. No Loan Party, nor any of their properties has any immunity from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Laws of the United States, Mexico, the Cayman Islands or Argentina in respect of its obligations under the Credit Documents. Each Loan Party is subject to civil and commercial law with respect to its obligations under the Credit Documents to which it is party, and the execution and performance by it of such Credit Documents constitute private and commercial acts rather than public or governmental acts.

6.4 No Violation. Neither the execution, delivery or performance by any Loan Party of any Credit Document to which it is a party, nor compliance by such Loan Party with the terms and provisions thereof, nor the use of the proceeds of the Loans as contemplated herein (a) contravenes any provision of any Law or any order, writ, injunction or decree of any court or Governmental Authority binding on such Loan Party, (b) conflicts or is inconsistent with or results in any breach of any of the terms, covenants, conditions or provisions of, or constitutes a default in respect of any Material Agreement, or results in the creation or imposition of any Lien (other than the Liens created under the Credit Documents) upon any of the property or assets of such Loan Party or (c) violates any provision of the estatutos sociales, articles of incorporation, bylaws or other Organizational Documents of such Loan Party.

6.5 Compliance with Laws.

(a) Each Loan Party is in compliance with all applicable Laws and Governmental Approvals in respect of the conduct of their respective businesses and the ownership of their respective properties, except as such non-compliance as could not reasonably be expected to result in a Material Adverse Effect; provided, however, that where such compliance relates to any Anti-Corruption Laws or Sanctions, each of the Loan Party and its Subsidiaries is in compliance in all respects.

(b) Each Loan Party and its Subsidiaries have conducted their businesses in compliance with applicable Anti-Money Laundering Laws. None of the Loan Parties nor any of its Subsidiaries or, any of their respective directors, officers, employees (acting in their role as directors, officers or employees) or, to any Loan Party’s knowledge, agents (acting in their role as agent for such Loan Party) (i) has taken any action that would constitute a violation of any Anti-Corruption Law or (ii) to any Loan Party’s knowledge is or has been subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. The Loan Parties and their Subsidiaries have implemented, and maintain and enforce, policies and procedures designed to promote compliance by the Loan Parties and their Subsidiaries with applicable Anti-Money Laundering Laws and Anti-Corruption Laws.

(c) None of the Loan Parties nor any of their Subsidiaries or any of their respective directors, officers or employees or, to any Loan Party’s knowledge, controlled-Affiliates or agents (i) is or is owned fifty percent (50%) or more or controlled by a Sanctioned Person, (ii) is currently engaging in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving any Person located, organized or resident in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or (iii) to any Loan Party’s knowledge, is subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of Sanctions.

(d) The Borrower’s use of proceeds under the Loans will not violate Regulations U or X.

6.6 Approvals. No authorization, consent or approval of, or notice to or filing with, any Governmental Authority or any other Person is required to authorize, or is required in connection with, (a) the execution, delivery and performance by any Loan Party of any Credit Document to which it is party, (b) the legality, validity or binding effect against any Loan Party of any such Credit Document, or (c) except to the extent required or contemplated by the Credit Documents or customary actions taken in connection with any litigation or proceeding relating to the enforcement of creditors’ rights, the enforceability of the Credit Documents against any Loan Party provided, that (i) in the event that any legal proceedings are brought to the courts of Mexico, a Spanish translation of the English-language documents required in such proceedings prepared by a court-approved translator, would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents, and (ii) an official translation by a sworn public translator into the Spanish language of any document in any language other than Spanish is required to bring an action thereon in the courts of Argentina, and service upon the Borrower or any Mexican Guarantor (in the manner prescribed by Argentine and Mexican Law) as a condition to the initiation of any proceeding for the enforcement thereof in the courts of Argentina, which preparation and service may be initiated subsequent to the circumstances giving rise to such initiation of proceedings.

6.7 Litigation. There is no pending, or, to the knowledge of the Loan Parties, threatened litigation, investigation, or proceeding that could reasonably be expected to have a Material Adverse Effect.

6.8 Financial Statements; No Material Adverse Change.

(a) The audited consolidated financial statements of each Loan Party (other than the Cayman Guarantor) for the fiscal year ended December 31, 2017, the unaudited consolidated financial statements of the Cayman Guarantor for the fiscal year ended December 31, 2017 and the unaudited consolidated financial statements of each Loan Party for the fiscal quarter ended March 31, 2018 together with the related statement of income of the Loan Parties and their Subsidiaries for the three-month period then ended were prepared in accordance with Applicable GAAP and fairly present in all material respects the financial condition and results of operations of the Loan Parties as of December 31, 2017 and for the period covered thereby, subject to changes resulting from audit and normal year-end adjustments.

(b) Since December 31, 2017, there has been no event, condition or circumstance that has had a Material Adverse Effect.

6.9 Properties; Insurance.

(a) Each Loan Party and each of their Subsidiaries has good title to all properties material to its business free and clear of all Liens other than Permitted Liens and irregularities or deficiencies in title that, individually or in the aggregate, would not be expected to result in a Material Adverse Effect. Each Loan Party and each of its Subsidiaries has a valid Leasehold interest in the properties material to its business used and not owned by it, free and clear of all Liens other than Permitted Liens and irregularities or deficiencies that, individually or in the aggregate, would not be expected to result in a Material Adverse Effect.

(b) All tangible properties of each Loan Party or any of their Subsidiaries (whether owned or leased) utilized in its business are in good working order and condition (except to the extent as could not reasonably be expected to have a Material Adverse Effect).

(c) Each of the Loan Parties and their Subsidiaries maintains insurance against losses, damages or other risks (including risks and liability to Persons and property) as would reasonably be expected to be maintained by prudent and experienced Persons engaged in a business or businesses in jurisdictions which are the same as or similar to the one or ones in which such Person is engaged.

6.10 Material Agreements; Liens.

(a) Neither any of the Loan Parties nor any of their Subsidiaries is in default under any material provision of any Material Agreement.

(b) Schedule 6.10(b) is a complete and correct list of each Lien existing on the date hereof securing Material Indebtedness of Vista or its Subsidiaries.

(c) Both before and after giving effect to the transactions contemplated under the Credit Documents, neither any of the Loan Parties nor any of their Subsidiaries is in payment default under any contract, agreement or instrument that creates or evidences Material Indebtedness.

6.11 Intellectual Property. Each of the Loan Parties and its Subsidiaries owns or validly and lawfully has the right to use, without restrictions or other obligations (except those that could not reasonably be expected to result in a Material Adverse Effect), each of the patents, trademarks, permits, service marks, trade names and licenses, that is necessary or advisable to continue to conduct its present business activities.

6.12 Priority of Obligations. The payment obligations hereunder constitute unconditional and unsubordinated general obligations of the Borrower and rank pari passu in priority of payment with all other unsecured and unsubordinated Indebtedness of the Borrower, except for obligations mandatorily preferred by applicable Laws.

6.13 True and Complete Disclosure. (a) All written and factual information (such information, other than (i) any projections, budgets, estimates and forecasts and other forward-looking information prepared by Vista or the Borrower and delivered to the Administrative Agent in connection with this Agreement (collectively, the “Projections”) and (ii) information of a general economic or industry specific nature) that has been made available to the Administrative Agent or the Lenders in connection with the transactions contemplated under the Credit Documents by or on behalf of Vista or the Borrower or any of its representatives is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading, when taken as a whole, in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the Projections that have been made available to the Administrative Agent or the Lenders by or on behalf of Vista or the Borrower or any of its representatives have been prepared in good faith based upon accounting principles consistent with the historical audited financial statements of the Loan Parties and upon assumptions that are reasonable at the time made and at the time the related Projections are made available to the Administrative Agent or the Lenders, it being understood and acknowledged that the Projections are as to future events and are not to be viewed as facts, and the Projections are subject to significant uncertainties and contingencies, many of which are beyond any Loan Party’s control, that no assurances can be given that the Projections will be realized and that actual results during the period or periods covered by the Projections may differ significantly from the projected results and such differences may be material.

6.14 ERISA. Neither any Loan Party nor any ERISA Affiliate of Vista has or has ever maintained or contributed to (or has or has ever had an obligation to contribute to) any Plan or Multiemployer Plan.

6.15 Social Security and Related Laws. The Loan Parties and each of their Subsidiaries that is organized under the laws of Argentina and Mexico is in compliance in all material respects with all applicable Laws of Argentina and Mexico in respect of social security, workers’ housing fund, retirement and mandatory profit sharing.

6.16 Labor Relations. Neither any of the Loan Parties nor any of their Subsidiaries is engaged in any unfair labor practice that would be reasonably likely to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against any of the Loan Parties or any Subsidiary or, to the knowledge of the Borrower, threatened against any of the Guarantors or any of their Subsidiaries, before any Governmental Authority with responsibility, authority or jurisdiction for such matters, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any of the Loan Parties or any Subsidiary or, to the knowledge of the Borrower, threatened against the Loan Parties or any Subsidiary, (b) no strike, labor dispute, slowdown or stoppage pending against any of the Loan Parties or any Subsidiary or, to the knowledge of the Borrower, threatened against the any of the Loan Parties or any Subsidiary and (c) to the knowledge of the Borrower, no union organizing activities taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not have a Material Adverse Effect.

6.17 Tax Returns and Payments. Each of the Loan Parties and their Subsidiaries has filed all material tax returns required to be filed by it (and such tax returns are accurate and complete in all material respects) and has paid all taxes payable by it which have become due pursuant to such tax returns and all other material taxes and material assessments payable by it which have become due, except for those contested in good faith and by appropriate proceedings and for which adequate reserves have been established.

6.18 Availability and Transfer of Foreign Currency. No requisite foreign exchange control approvals, registrations, other authorizations or filings by or with Mexico, Argentina or any Governmental Authority thereof is required to authorize, or is required in connection with, (a) the execution, delivery and performance by any Loan Party or any of its Subsidiaries of any Credit Document to which it is party or (b) the legality, validity, binding effect or enforceability against any Loan Party or any of its Subsidiaries of any such Credit Document, subject to previous fulfillment of the filings with the Argentine Central Bank required under Communication “A” 6401, as amended.

6.19 Legal Form; Enforcement. This Agreement is and each other Credit Document is, or when duly executed and delivered will each be, in proper legal form under the Laws of Mexico, the Cayman Islands and Argentina, as applicable for the enforcement thereof in such jurisdiction; and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or each other Credit Document in Mexico, the Cayman Islands and Argentina, as applicable; provided that, in the event that (i) any legal proceedings are brought to the courts of Mexico, a Spanish translation of the English-language documents required in such proceedings prepared by a court-approved translator, would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents, and (ii) any legal proceedings are brought to the courts of Argentina, (a) the filing of an original of this Agreement, apostilled or legalized by the relevant Argentine consulate, as the case may be, together with a legalized Spanish translation thereof by a sworn public translator is required to bring an action thereon in the courts of Argentina, (b) the filing of claims with the Argentine judicial system is subject to payment of taxes collected to fund the court system, which taxes (including any additional costs, expenses and legal fees) must be paid by the Person filing a claim in court and which rates vary from one jurisdiction to another (the current applicable rate in the City of Buenos Aires being 3% of the amount claimed), and (c) pursuant to Argentine law No. 26,589 and its regulatory decree No. 1467/2011, certain compulsory mediation procedures must be exhausted prior to the initiation of actions before the courts sitting in the City of Buenos Aires, with the exception, among others, of bankruptcy proceedings and certain actions entitled to summary proceedings under Argentine law (such as the enforcement of a final foreign judgment), in which case mediation procedures remain optional for the plaintiff. Under the Laws of Mexico, the Cayman Islands and Argentina, the choice of New York Law to govern this Agreement is a valid choice of law. Under the Laws of Mexico, the Cayman Islands and Argentina, as applicable, the irrevocable submission by each of the Loan Parties to the jurisdiction of the New York courts, and consent to service of process and appointment by each of the Loan Parties of the Process Agent for service of process, in each case as set forth in this Agreement, is legal, valid, binding and enforceable.

6.20 Withholding Taxes. Except for Taxes applicable to Lenders that are Argentine residents, stamp tax in respect of Loans made by Lenders that are financial institutions authorized to act as such in Argentina pursuant to Law 21,526 as amended in accordance with section 426 of the Fiscal Code of the City of Buenos Aires, and other taxes applicable to Borrower, and for the withholding of income tax on interest payments, commissions and/or fees (if applicable) by any of the Loan Parties hereunder to any Lenders that are non-resident of Argentina (if Argentina is the taxing jurisdiction) for tax purposes, there is no income, stamp or Other Tax imposed (whether by withholding or otherwise) on the Lenders, including any political subdivision thereof or any Governmental Authority on or by virtue of the execution, delivery, performance or enforcement of, this Agreement, any Autonomous Promise of Debt, any other Credit Document or any other document required to be delivered hereunder or thereunder.

6.21 Indebtedness. Schedule 6.21 sets forth all Indebtedness of Vista and its Subsidiaries existing as of the date hereof showing the aggregate amount thereof.

6.22 Environmental Matters. Except as could not reasonably be expected to result in a Material Adverse Effect:

(a) Each of the Loan Parties and their Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any Governmental Approvals issued under such Environmental Laws;

(b) There are no pending or, to the actual knowledge of any of the Loan Parties or any Subsidiary, threatened, material Environmental Claims against any of the Loan Parties or any Subsidiary or any Real Property owned, leased or operated by any of the Loan Parties or any Subsidiary (including, any such Environmental Claim arising out of the ownership, lease or operation by any of the Loan Parties or any Subsidiary of any Real Property formerly owned, leased or operated by such Loan Party or such Subsidiary but no longer owned, leased or operated by such Loan Party or such Subsidiary);

(c) To the knowledge of any of the Loan Parties or any of their Subsidiaries, there are no material facts, circumstances, conditions or occurrences (including the Release of any Hazardous Materials) with respect to the business or operations of any of the Loan Parties or any of their Subsidiaries, or any Real Property owned, leased or operated by any of the Loan Parties or any of their Subsidiaries (including any Real Property formerly owned, leased or operated by any Loan Party or such Subsidiary but no longer owned, leased or operated by such Loan Party or such Subsidiary) or, to the knowledge of any Loan Party, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against any of the Loan Parties or any of their Subsidiaries or any Real Property owned, leased or operated by any of the Loan Parties or any of their Subsidiaries or (ii) to cause any Real Property owned, leased or operated by any of the Loan Parties or any of their Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by any of the Loan Parties or any of their Subsidiaries under any applicable Environmental Law; and

(d) Neither any of the Loan Parties nor any of their Subsidiaries has at any time generated, used, treated or stored on, or transported Hazardous Materials to or from, or Released Hazardous Materials on or from, any Real Property owned, leased or operated by any of the Loan Parties or any of their Subsidiaries or, to the knowledge of any of the Loan Parties or any of their Subsidiaries, any property adjoining or adjacent to any such Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim against any of the Loan Parties or any of their Subsidiaries.

6.23 Investment Company Act. Neither the Borrower nor any other Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940.

6.24 Use of Proceeds. The use of proceeds from the Loans as contemplated hereunder complies in all respects with applicable Law, including Anti-Money Laundering Laws, Anti-Corruption Laws, Sanctions and the provisions of Regulation U or Regulation X.

6.25 Solvency. Each Loan Party and its Subsidiaries on a consolidated basis will be Solvent both immediately prior to and immediately after giving effect to the transactions contemplated under the Credit Documents and the Borrowings hereunder.

6.26 Subsidiaries. As of the date hereof, Vista has no Subsidiaries and does not beneficially own, directly or indirectly, any Capital Stock of any other Person except as set forth on Schedule 6.26. Except as otherwise permitted by this Agreement, no agreement or other consensual arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or return any capital with respect to any shares of its Capital Stock or to make or repay loans or advances to a Loan Party exists.

6.27 No Default. Both immediately prior to the making of any Loans hereunder and after giving effect thereto and the intended use thereof, no Default or Event of Default hereunder has occurred or is continuing.

Section 7. Affirmative Covenants. Each Loan Party covenants and agrees that on and after the date hereof and so long as any Commitment or the Loans are outstanding and until the Obligations are paid in full (other than indemnification and other contingent obligations for which no claim has been asserted):

7.1 Information Covenants. The Borrower shall deliver to the Administrative Agent:

(a) Quarterly Financial Statements. As soon as available and in any event within 60 (sixty) days after the end of each quarterly fiscal period of each Loan Party (beginning with the quarterly fiscal period ending June 30, 2018), a copy of the unaudited, consolidated balance sheet and the related statements of income, retained earnings and cash flow of each Loan Party, as at the end of, and for, such period;

(b) Annual Financial Statements. As soon as available and in any event within 120 (one hundred twenty) days after the end of each fiscal year of each Loan Party for the fiscal year ended December 31, 2018, a copy of the audited, consolidated balance sheet and the related statements of income, retained earnings and cash flow of each Loan Party, as applicable, as at the end of, and for, such year and any related audit letter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an unqualified opinion thereon of such firm of independent certified public accountants of recognized international standing, which opinion shall state that said financial statements fairly present the financial condition and results of operations of the Borrower and each Guarantor, as applicable, as at the end of, and for, such fiscal year;

(c) Officer’s Certificate. At the time each set of financial statements pursuant to Section 7.1(a) and Section 7.1(b) above is furnished, an officer’s certificate signed by an Authorized Officer of Vista, which certificate shall (i) state that said financial statements fairly present the consolidated and unconsolidated financial condition and results of operations of the Loan Parties, as applicable, consistently applied, as at the end of, and for, such periods (subject, in the case of financial statements furnished pursuant to Section 7.1(a), to normal year-end audit adjustments), (ii) certify that as of the date thereof, no Default or Event of Default shall have occurred or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (iii) confirm whether a Permitted Midstream Disposition has occurred during the fiscal quarter or fiscal year most recently ended for which financial statements have been furnished to the Administrative Agent in accordance with Section 7.1(a) or (b) and what percentage of the proceeds of such Permitted Midstream Disposition Transaction have been Reinvested and (iv) in the case of a certificate delivered in connection with the financial statements of Vista set forth in reasonable detail the calculations required to establish whether Vista was in compliance with the provisions of Sections 8.10 on the date of such financial statements;

(d) Notice of Default or Litigation. As promptly as practicable and in any event within three (3) Business Days after any officer or director of any Loan Party obtains knowledge thereof (and concurrently with, or prior to, disclosing any of the following to any other creditor of a Loan Party), notice of an Authorized Officer of the relevant Loan Party of (i) the occurrence of any event which constitutes a Default or Event of Default and (ii) any event (including with regards to any dispute, litigation, investigation or other proceeding) which could reasonably be expected to have a Material Adverse Effect, in each case describing the actions that the relevant Loan Party, as applicable has taken or intends to take with respect to such event or occurrence;

(e) Notice of Change to Material Concessions. As promptly as practicable and in any event within three (3) Business Days after any officer or director of the Borrower obtains knowledge thereof (and concurrently with, or prior to, disclosing any of the following to any other creditor of a Loan Party), notice of an Authorized Officer of the Borrower of the material amendment or material modification of any Material Concession, in each case describing the material amendment or material modification that the relevant Loan Party, as applicable, has made or intends to make with respect to such Material Concession;

(f) Unrestricted Proceeds Officer’s Certificate. At least five (5) Business Days prior to the proposed date of receipt or payment of any Unrestricted Proceeds, an officer’s certificate signed by an Authorized Officer of the Borrower, which certificate shall (i) state that the applicable Loan Party (x) will receive, pay or intends to such the Unrestricted Proceeds and (y) certify how it intends to use such Unrestricted Proceeds, (ii) indicate the amount of such Unrestricted Proceeds to be paid, received or used and (iii) specify the relevant provision of this Agreement under which such payment, receipt or use will be made; and

(g) Other Information. From time to time such other information regarding the financial condition, operations or business of the Loan Parties and their Subsidiaries as may be reasonably requested by the Administrative Agent or any Lender through the Administrative Agent.

7.2 Compliance with Laws.

(a) Each Loan Party shall, and shall cause any Subsidiary to, comply with all applicable requirements of Law, including all relevant Governmental Approvals, Environmental Laws, ERISA, social security, workers’ housing fund retirement and mandatory profit sharing except where any failure so to comply could not individually or in the aggregate have a Material Adverse Effect, and except that any Loan Party may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such requirement of Law, so long as none of the Lenders or such Loan Party would be subject to any criminal liability for failure to comply therewith.

(b) The Loan Parties shall continue to maintain and enforce policies and procedures designed to promote compliance by each Loan Party and each of their respective Subsidiaries, and their respective directors, officers, employees (acting in their role as directors, officers and employees) and agents (acting in their role as agents of such Loan Party or Subsidiary) and controlled Affiliates with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Loan Parties shall promptly notify the Lenders, to the extent that any such notification does not violate applicable Law (including any applicable privilege), in the event that any Loan Party becomes aware that any Loan Party or any of such Loan Party’s Subsidiaries, or any of their respective directors, officers, employees, agents or controlled Affiliates becomes a Sanctioned Person.

7.3 Rank of Obligations. Each Loan Party shall take all actions necessary to ensure that the Obligations will rank pari passu in priority of payment with all existing and future unsecured and unsubordinated obligations of the Loan Parties, except for obligations mandatorily preferred by applicable Laws.

7.4 Books and Records. Each Loan Party shall, and shall cause its Restricted Subsidiaries to, keep proper books of record and accounts adequate to reflect truly and fairly in all material respects its financial condition and results of operations in accordance with Applicable GAAP and all requirements of Law.

7.5 Payment of Taxes. Vista shall, and shall cause its Restricted Subsidiaries to, duly pay and discharge before they become overdue: (1) all material taxes, assessments and other governmental charges or levies imposed upon it or any of its property, income or profits; (2) all material utility and other governmental charges incurred in the ownership, operation, maintenance, use, occupancy and upkeep of its business; and (3) all lawful claims and obligations that, if unpaid, might result in a Material Adverse Effect; provided, however, that Vista and each Restricted Subsidiary may contest in good faith any such tax, assessment, charge, levy, claim or obligation and, in such event, may permit the tax, assessment, charge, levy, claim or obligation to remain unpaid during any period, including appeals, when Vista or such Restricted Subsidiary is in good faith contesting the same by proper proceedings, so long as adequate reserves shall have been established with respect to any such tax, assessment, charge, levy, claim or obligation, accrued interest thereon and potential penalties or other costs relating thereto in accordance with and to the extent required by Applicable GAAP, or other adequate provision for payment thereof shall have been made.

7.6 Inspection. At any reasonable time and from time to time (with reasonable advance notice and during normal business hours), the Loan Parties shall, and shall cause its Restricted Subsidiaries to, permit any representative designated by the Administrative Agent or any of the Lenders to examine and make extracts from the records and books of account of, and visit the properties of, the Loan Party or such Restricted Subsidiary, and to discuss the affairs, finances and accounts of the Loan Party or such Restricted Subsidiary with any of its officers and directors and with its certified public accountants (provided that the Loan Party be provided, if the Loan Party is present at the time this meetings are scheduled, with the opportunity to be present at any such discussions), all to the extent reasonably requested by the Administrative Agent or any of the Lenders and at the Administrative Agent’s or such Lender’s expense (unless an Event of Default has occurred and is continuing, in which case such inspection shall be at the expense of the Loan Party); provided that (i) such inspections shall be limited, in the absence of the occurrence and continuance of an Event of Default, to once in each calendar year for the Administrative Agent and the Lenders, collectively, (ii) the Administrative Agent and each of the Lenders agree that any information with respect to the Loan Party or any of its Restricted Subsidiaries obtained by the Administrative Agent or such Lender in the course of such inspection shall be subject to the confidentiality provisions set forth in Section 11.3, (iii) such examinations, inspections and discussions are conducted in a manner that does not interfere with or otherwise interrupt in any material respect the operations of the Loan Party or the relevant Restricted Subsidiary and, in the case of any discussions with independent accountants, only if representatives of the Loan Party are afforded an opportunity to participate with reasonable advance notice, (iv) none of the Loan Parties or its Restricted Subsidiaries will be required to disclose information to such representatives of the Administrative Agent or the Lenders that is prohibited by applicable Law, that it reasonably determines constitutes a confidential trade secret, or is subject to attorney-client or similar privilege or constitutes attorney work product and (v) except when an Event of Default shall have occurred and shall be continuing, the Administrative Agent and Lenders shall use reasonable efforts to coordinate examinations and inspections under this Section 7.6 in order to reduce the resulting burden on the Loan Parties and their Restricted Subsidiaries.

7.7 Maintenance of Property, Insurance. Each Loan Party shall, and shall cause its Restricted Subsidiaries to: (a) keep all property necessary to its business in good working order and condition, ordinary wear and tear excepted; (b) maintain insurance on all such property in at least such amounts and against at least such risks as is consistent and in accordance with industry practices for companies similarly situated owning similar properties in Mexico and Argentina; and (c) furnish to the Administrative Agent, upon request, full information as to the insurance carried except, in each case, as would not result in a Material Adverse Effect.

7.8 Maintenance of Existence; Conduct of Business. Except as otherwise permitted under Sections 8.3, 8.4 and 8.5, each Loan Party shall, and shall cause its Restricted Subsidiaries to, preserve and maintain its legal existence and all of the licenses, rights, privileges and franchises material to its business or necessary for the maintenance of its corporate existence, and comply, in all material respects, with its Organizational Documents; provided that no Loan Party (other than the Borrower or the Guarantors, with respect to corporate existence right, privileges and franchises material to its business) or any of its Restricted Subsidiaries shall be required to preserve or maintain any such existence or licenses, rights, privileges and franchises if Vista’s board of directors (or similar governing body) shall determine that the preservation or maintenance thereof is no longer desirable or necessary in the conduct of business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or the Lenders.

7.9 Maintenance of Consents and Approvals. Each Loan Party shall, and shall cause its Restricted Subsidiaries to, take all such further actions as shall be required to ensure that all orders, consents, licenses, authorizations, validations, filings, registrations, declarations, recordings, exemptions, franchises, permissions, permits, waivers and similar approvals from all Governmental Authorities or other third parties shall remain in full force and effect, except where the failure to so maintain such orders, consents, licenses, authorizations, validations, filings, registrations, declarations, recordings, exemptions, franchises, permissions, permits, waivers and similar approvals in full force and effect could not, individually or in the aggregate, have a Material Adverse Effect.

7.10 Further Assurances. (a) Each Loan Party will make, execute, endorse, acknowledge, file with and/or deliver, or cause to be made, executed, endorsed, acknowledged, filed and/or delivered, to the Administrative Agent from time to time such documents, instruments and opinions and take such further steps relating to the transfer of all or any portion of the Loans as contemplated in Section 12.3, as the Administrative Agent or any Lender may reasonably require. The Borrower will, and will cause each of the other Loan Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent or any Lender from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, opinions, reports, control agreements and other assurances or instruments and take such further steps as the Administrative Agent or any Lender may reasonably require in order to establish and protect the rights and remedies created or intended to be created under the Credit Documents.

(b) Vista will cause each Material Subsidiary of Vista acquired, established or created after the Effective Date, within fifteen (15) Business Days after its acquisition, establishment or creation, to (i) execute and deliver a Guaranty substantially in the form of Exhibit E, (ii) upon the request of the Administrative Agent, to execute and offer to assume as joint and several obligor of any then existing Autonomous Promise of Debt if such Material Subsidiary is organized under the laws of Argentina and (iii) provide to the Administrative Agent (A) evidence that all corporate formalities necessary for such Material Subsidiary to execute, deliver and perform its guaranty pursuant to this Section 7.10(b) have been carried out, including, powers of attorney, certified by a notary public, authorizing the relevant officers of such Subsidiary to execute and deliver a Guaranty and, with respect to Subsidiaries organized under the laws of Argentina, to assume as joint and several obligors of any then existing Autonomous Promise of Debt, (B) an opinion from legal advisors to such Material Subsidiary, which may be provided by the general counsel or chief legal officer of such Material Subsidiary or the Borrower, in form and substance substantially consistent with the opinion to be delivered under Section 5.3 relating to the Guaranties entered into on the Effective Date, and (C) evidence of the acceptance by the Process Agent of the appointment and designation by and on behalf of such Material Subsidiary of the guaranty to be delivered pursuant to this Section 7.10(b).

(c) Any subordinated debt issued by Vista or any Restricted Subsidiary to any unaffiliated person shall be subordinated pursuant to a subordination agreement among the Administrative Agent on behalf of the Lenders and the relevant subordinated creditor.

7.11 Use of Proceeds. The proceeds of the Loans will be used solely (a) to refinance in full of all outstanding loans, obligations, interests, fees, costs and expenses under the Existing Credit Agreement, (b) general corporate purposes and (c) pay related transaction fees, costs and expenses.

Section 8. Negative Covenants. Each Loan Party covenants and agrees that on and after the date hereof and so long as any Commitment or the Loans are outstanding and until the Obligations are paid in full (other than indemnification and other contingent obligations for which no claim has been asserted):

8.1 Liens. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its Property or assets (real or personal, tangible or intangible), whether now owned or hereafter acquired; provided that the provisions of this Section 8.1 shall not prevent the creation, incurrence, assumption or existence of the following Liens (the “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with and to the extent required by Applicable GAAP;

(b) Liens in respect of any assets imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business;

(c) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of such Person;

(d) (i) Liens incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits , and (ii) Liens over property securing the performance of bids, tenders or leases (including Capitalized Lease Obligations) subject to a purchase money security interest or similar agreement and statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices (exclusive of obligations in respect of the payment for borrowed money); provided that the aggregate commitments and outstanding principal amounts of Indebtedness and other obligations secured thereby do not exceed $20,000,000;

(e) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets of such Person (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods by the Borrower;

(f) (i) solely on or prior to the date occurring on twenty (20) Business Days after the Disbursement Date, any Liens in respect of the Existing Credit Agreement and (ii) any other Liens in existence on the date hereof and set forth on Schedule 6.11(b);

(g) Liens on any property or asset existing thereon at the time of acquisition of such property or asset, including any Lien on any property or assets acquired from a Person which is merged with or into the Borrower or any of its Subsidiaries, or any Lien on the property or assets of any Person or other entity existing at the time such Person or other entity becomes a Subsidiary, and not created in connection with such acquisition;

(h) Liens securing an extension, renewal or refunding of Indebtedness secured by any Lien referred to in clause (g) above; provided that such new Liens are limited to the property which was subject to the prior Lien immediately before such extension, renewal or refunding; provided further that the principal amount of Indebtedness secured by the prior Lien immediately before such extension, renewal or refunding is not increased;

(i) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) judgment Liens that do not give rise to an Event of Default and are being contested in good faith and by proper proceedings and as to which reasonably appropriate reserves are being maintained;

(l) [Reserved]; and

(m) other Liens; provided that the aggregate commitments and outstanding principal amounts of Indebtedness and other obligations secured thereby do not exceed $30,000,000; provided further that such amount will be increased to (i) $45,000,000 if 50% of the principal amount of the Loans outstanding on the Disbursement Date have been repaid and (ii) $60,000,000 if 75% of the principal amount of the Loans outstanding on the Disbursement Date have been repaid.

8.2 Consolidations, Mergers. No Loan Party will, nor will it permit any Restricted Subsidiaries to, change its entity form, wind-up, liquidate or dissolve its affairs or enter into any transaction of amalgamation, consolidation or merger with or into, or acquire all or substantially all of the assets of, any other Person (whether in one transaction or in a series of related transactions); provided that any Restricted Subsidiary may (a) so long as, in each case, the continuing or surviving person is a Loan Party, (i) merge or be merged with or into any Loan Party or another Restricted Subsidiary or (ii) acquire all or substantially all of the assets of any Loan Party and (b) liquidate or dissolve (other than in connection with a merger that is otherwise permitted) if (i) such Restricted Subsidiary is not a Loan Party and (ii) such Loan Party determines in good faith that such liquidation or dissolution is in the best interests of such Loan Party and is not materially disadvantageous to the Lenders; provided further that, notwithstanding anything to the contrary herein, and except in connection with a Permitted Transaction, no Guarantor may, in any transaction or series of transactions, transfer all or a substantial portion of its assets to any Person or Persons other than Vista or another wholly-owned Restricted Subsidiary that is a Guarantor.

8.3 Sales of Assets; Sale-Leaseback Transactions. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, consummate any Asset Disposition, including equity interests in any of its Restricted Subsidiaries, except:

(a) any issuance of Capital Stock by a Loan Party or any Restricted Subsidiary to, or any disposition of any Capital Stock of a Loan Party or any Restricted Subsidiary to, any Person other than a Loan Party, a Restricted Subsidiary or Unrestricted Subsidiary, so long as (i) such issuance or disposition does not cause a Change of Control and (ii) such Loan Party or Restricted Subsidiary (if it is a Material Subsidiary) continues to be a Guarantor;

(b) any sales or dispositions of obsolete, worn out, surplus, non-producing or redundant vehicles or equipment that are not useful or necessary for the operation of the projects or that are replaced;

(c) any sales or dispositions of inventory or natural gas and oil made in the ordinary course of business;

(d) sales or discounts without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(e) transfers of (i) condemned property that is the subject of a Expropriation Event to the respective Governmental Authority or other Person, or (ii) property that has been subject to a Casualty Event to the respective insurer of such property as part of an insurance settlement;

(f) any sales or dispositions of any Property purchased with Unrestricted Proceeds;

(g) the unwinding of any Hedging Agreement;

(h) subject to compliance with Section 8.7, any sale, assignment, conveyance or other transfer of Property to any Loan Party;

(i) any sales or dispositions (x) from a Restricted Subsidiary to a Loan Party, (y) from a Loan Party to another Loan Party or (z) from a Loan Party to any Restricted Subsidiary that becomes a Guarantor;

(j) leases of real or personal property in the ordinary course of business;

(k) in connection with any transactions otherwise permitted by Sections 8.2, 8.4 and 8.6;

(l) in connection with a Permitted Midstream Disposition Transaction;

(m) in connection with any Farm-In Agreement (including, without limitation, an asset-swap in respect of a Farm-In Agreement).

(n) except as otherwise permitted under this Section 8.3, any sale, disposition or transfer in connection with a Farm-Out Agreement; provided that the book value of such sales, dispositions and transfers, determined as of the date of such sale, disposition or transfer, do not exceed, in the aggregate, an amount equal to 20% of the Consolidated Total Assets of Vista (determined in accordance with (i) the June 30, 2018 unaudited financial statements of Vista for any date of determination occurring on or after the Effective Date, up to but excluding the date on which the financial statements of Vista as of and for the fiscal year ended December 31, 2018 are required to be delivered to the Administrative Agent in accordance with Section 7.1(b) hereunder (the “Initial Annual Financial Statement Delivery Date”) and (ii) the financial statements of Vista for the fiscal year most recently ended for which financial statements were required to be delivered to the Administrative Agent in accordance with Section 7.1(a) for any date of determination occurring on or after the Initial Annual Financial Statement Delivery Date; and

(o) except as otherwise permitted under this Section 8.3, any sale, disposition or transfer where the higher of the book value and the Net Available Proceeds does not exceed, in the aggregate, $45,000,000.

8.4 Advances, Contingent Obligations, Investments and Loans. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, make any deposit with, lend money or credit or make advances to any Person, undertake any Contingent Obligation in respect of the Indebtedness of any other Person, or purchase or acquire (whether for cash, securities, other property, services or otherwise) any Capital Stock, bonds, notes, debentures, obligations or any other securities of or make any capital contribution to, any other Person (each of the foregoing an “Investment” and collectively, “Investments”), except that the following shall be permitted:

(a) the Borrower and any other Loan Party and any of their Restricted Subsidiaries may consummate the transactions contemplated under the Credit Documents in accordance with the Credit Documents;

(b) the Borrower and any other Loan Party may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold Cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(c) Investments by any Loan Party or any Restricted Subsidiaries in any Subsidiary or any other Person engaged in Permitted Business; provided that (i) immediately before and after giving effect to any such Investment, no Default has occurred and is continuing or would result therefrom, (ii) any such Investments shall only be made with Unrestricted Proceeds and (iii) the Loan Parties are in compliance with the Consolidated Interest Coverage Ratio, Consolidated Total Debt to Consolidated EBITDA Ratio and the Adjusted Consolidated Net Debt to Adjusted Consolidated EBITDA Ratio, each calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of Vista for which financial statements are available;

(d) [Reserved];

(e) Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(f) advances of payroll payments to employees, consultants or independent contractors of Vista or any Restricted Subsidiary or other advances of salaries or compensation to such employees, consultants or independent contractors, in each case, in the ordinary course of business;

(g) Investments related to Permitted CASO Farm-Out Agreements and Permitted Jaguar Farm-In Agreements;

(h) Investments in Cash and Cash Equivalents;

(i) Investments in any Loan Party; provided that, from the Effective Date until the date that is eighteen (18) months from the Effective Date, (x) no Restricted Subsidiary of Vista Holding I may make any Investment except in another Restricted Subsidiary of Vista Holding I and (y) Vista Holding I may not make any Investment except in any Loan Party in an amount, when taken together with the amount of any Restricted Payments made by Vista Holding I, pursuant to Section 8.6(a)(i)(y), not to exceed $100,000,000 in the aggregate at any time ;

(j) mergers and consolidations in compliance with Section 8.2;

(k) Hedging Agreements which constitute Investments;

(l) Acquisitions; provided that immediately after giving effect to such Acquisition, the Loan Parties are in compliance with the Consolidated Interest Coverage Ratio, Consolidated Total Debt to Consolidated EBITDA Ratio and the Adjusted Consolidated Net Debt to Adjusted Consolidated EBITDA Ratio, each calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of Vista for which financial statements are available;

(m) except as otherwise permitted under clause (g), Farm-In Agreements; provided that immediately after giving effect to the transactions contemplated in any such Farm-In Agreement involving consideration (including any assumed Indebtedness in connection therewith) in excess of $10,000,000, the Loan Parties are in compliance with the Consolidated Interest Coverage Ratio, Consolidated Total Debt to Consolidated EBITDA Ratio and the Adjusted Consolidated Net Debt to Adjusted Consolidated EBITDA Ratio, each calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of Vista for which financial statements are available;

(n) Investments in connection with Use of Proceeds Transactions; and

(o) except as otherwise permitted under this Section 8.4, (i) from the Effective Date until the date that is eighteen (18) months from the Effective Date, Investments in Unrestricted Subsidiaries in an amount not to exceed $10,000,000 and (ii) Investments in Capital Stock of any Person engaged in Permitted Business; provided that (x) the amount of such Investments made pursuant to clauses (i) and (ii) does not exceed $40,000,000 in the aggregate and (y) at the time of any such Investment and after giving effect thereto, the Consolidated Total Debt to Consolidated EBITDA Ratio, calculated on a Pro Forma Basis as of the last day of most recently ended fiscal quarter does not exceed 2.00:1.00.

8.5 No Change in Line of Business. No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than the business in which such Person is engaged as of the date hereof and such activities as may be incidental or related thereto (collectively, the “Permitted Business”).

8.6 Dividend; Restrictions on Subsidiary Dividends; Restricted Payments of Indebtedness.

(a) Unless mandatorily required by applicable Law, no Loan Party will, nor will it permit any of its Restricted Subsidiaries to, declare or pay any dividends or return any capital (including capital contributions for future capitalization) to its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock now or hereafter outstanding (or any options or warrants issued by any Loan Party or Subsidiary with respect to its Capital Stock), or set aside any funds for any of the foregoing purposes (the “Restricted Payments”) , except that:

(i) any Restricted Subsidiary may pay, make or declare dividends or distributions to Vista, to any Loan Party and/or any wholly-owned Restricted Subsidiary (and, in the case of any such Restricted Subsidiary that is not wholly-owned directly or indirectly by Vista, making such dividends or distributions to holders of its Capital Stock other than a Loan Party on no more than a pro rata basis, measured by value, with any such dividends or distributions paid to such Loan Party); provided that, from the Effective Date until the date that is eighteen (18) months from the Effective Date, so long as immediately before and after giving effect to any such Restricted Payment, no Default has occurred and is continuing or would result therefrom, (x) no Restricted Subsidiary of Vista Holding I may make any Restricted Payment except a Restricted Payment to Vista Holding I or another Restricted Subsidiary of

Vista Holding I and (y) Vista Holding I may not make any Restricted Payment other than Restricted Payments to any Loan Party in an amount, when taken together with the amount of any Investments made by Vista Holding I pursuant to Section 8.4(i), not to exceed $100,000,000 in the aggregate at any time;

(ii) no payment in respect of a Use of Proceeds Transaction and no payment from Unrestricted Equity Proceeds shall be deemed to be a Restricted Payment; and

(iii) from the date that is eighteen (18) months after the Effective Date and thereafter, so long as immediately after giving effect to any such Restricted Payment, no Default has occurred and is continuing or would result therefrom, Vista may make Restricted Payments so long as after giving effect to such Restricted Payment, the aggregate amount of Restricted Payments made in the distribution period set forth in the table below do not exceed the corresponding Restricted Payment limit set forth opposite such distribution period. The maximum permitted Restricted Payment amount set forth opposite each distribution period is an “Annual Permitted Net Income Restricted Payment Amount”); provided that, at the end of each distribution period indicated below, the unused portion of any Annual Permitted Net Income Restricted Payment Amount (including, if applicable, any unused portion of any Annual Permitted Net Income Restricted Payment amount from prior years) shall be added to the Annual Permitted Net Income Restricted Payment Amount for the immediately following distribution period:

Distribution Period	Restricted Payment Limit

Fiscal Year ended December 31, 2020	40 percent of Vista Consolidated Net Income, determined with respect to the 12 month period ended December 31, 2019

Fiscal Year ended December 31, 2021	50 percent of Vista Consolidated Net Income, determined with respect to the 12 month period ended December 31, 2020

Fiscal Year ended December 31, 2022	60 percent of Vista Consolidated Net Income, determined with respect to the 12 month period ended December 31, 2021

Period beginning January 1, 2023 and ending on the Maturity Date	60 percent of Vista Consolidated Net Income, determined with respect o the 12-month period ended December 31, 2022

(b) Vista will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other consensual arrangement that prohibits, restricts or imposes any condition upon the ability of any such Person to pay dividends or return any capital with respect to any shares of its Capital Stock or to make or repay loans or advances to a Loan Party; provided that the foregoing shall not apply to (i) restrictions or conditions imposed by law, (ii) restrictions or conditions imposed by this Agreement or any other Credit Document, or (iii) customary restrictions in Indebtedness permitted to be incurred hereunder.

(c) Notwithstanding anything herein to the contrary, Vista will not, and will not permit any of its Restricted Subsidiaries to make any prepayment, repayment, redemption or repurchase of any Deeply Subordinated Indebtedness (other than any prepayment, repayment, redemption or repurchase made using Unrestricted Proceeds so long as immediately after giving effect to any such prepayment, repayment, redemption or repurchase, no Default has occurred and is continuing or would result therefrom).

(d) For the avoidance of doubt and notwithstanding the Loan Parties’ obligations to either Reinvest the proceeds of a Permitted Midstream Disposition Transaction or apply such proceeds to make a mandatory prepayment pursuant to Section 4.3(a), no Loan Party may use the proceeds of a Permitted Midstream Disposition Transaction to make a Restricted Payment (other than a Restricted Payment permitted under clauses (a)(i) of this Section 8.6).

8.7 Transactions with Affiliates. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate (including any Unrestricted Subsidiary) thereof, other than on terms and conditions substantially as favorable to such Person as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than such Affiliate; provided that the foregoing restriction shall not apply to (a) any transaction among the Loan Parties; (b) reasonable and customary director, officer and employee compensation and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements with respect to any Loan Party or Restricted Subsidiary, in each case approved by the board of directors of the applicable Loan Party or any Restricted Subsidiary, as applicable; (c) compensation, employment and severance arrangements for officers and other employees of any Loan Party and transactions pursuant to stock option plans, stock incentive plans and employee benefit plans and arrangements, in each case, entered into in the ordinary course of business; (d) loans or advances to directors, officers and employees of any Loan Party in the ordinary course of business permitted by Section 8.4(f); and (e) any transaction in connection with any Permitted Transaction, Farm-Out Agreement, Farm-In Agreement, Use of Proceeds Transaction, or the APCO Sub-Loan Agreement.

8.8 Changes in Accounting Practices.

(a) No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required or permitted by Applicable GAAP or mandatorily applicable Law or (ii) change the fiscal year end of such Person to a day other than December 31.

(b) If at any time any change in Applicable GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either any of the Loan Parties or the Required Lenders shall so request, the Required Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in Applicable GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with Applicable GAAP in effect prior to such change and (ii) the Loan Parties shall provide or cause to be provided to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably required by the Administrative Agent setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in Applicable GAAP.

8.9 Modification or Termination of the Organizational Documents of Loan Parties. No Loan Party will, nor will it permit any of its Subsidiaries to, amend or modify any of their Organizational Documents, in a manner that would materially and adversely affect the Lenders’ rights or remedies under the Credit Documents.

8.10 Financial Covenants.

(a) Consolidated Total Debt to Consolidated EBITDA Ratio. Vista will not permit the Consolidated Total Debt to Consolidated EBITDA Ratio, as of the last day of any fiscal quarter, beginning with the fiscal quarter ending September 30, 2018, to exceed 3.00:1.00.

(b) Consolidated Interest Coverage Ratio. Vista will not permit the Consolidated Interest Coverage Ratio, as of the last day of any fiscal quarter, beginning with the fiscal quarter ending September 30, 2018, to be at any time less than 3.00:1.00.

(c) Adjusted Consolidated Net Debt to Adjusted Consolidated EBITDA Ratio. Vista Holding I will not permit the Adjusted Consolidated Net Debt to Adjusted Consolidated EBITDA Ratio, as of the last day of any fiscal quarter, beginning with the fiscal quarter ending September 30, 2018, to exceed 2.25:1.00.

For the avoidance of doubt, for the purposes of this Section 8.10, each of the ratios in clauses (a), (b) and (c) shall be determined using the financial statements required to be delivered or made available in accordance with Section 7.1 (a) and (b).

8.11 Use of Proceeds.

(a) Vista will not, and will not permit any of its Subsidiaries to, use the proceeds of the Loans for any purpose other than as provided in Section 7.11.

(b) No Loan Party shall, and shall procure that its Subsidiaries and its or their respective directors, officers employees and agents shall not directly or indirectly, (i) use any part of the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Person for the purpose of any party to this Agreement violating Sanctions or (ii) fund all or part of any repayment or prepayment of the Loans out of proceeds derived from any transaction or activity involving a Sanctioned Person or Sanctioned Jurisdiction to the extent such transaction or activity would be prohibited by applicable Sanctions.

(c) No Loan Party shall, and shall procure that its Subsidiaries and its or their respective directors, officers employees, and agents shall not directly or indirectly, use any part of the proceeds of the Loans for the purpose of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in violation by any Loan Party, their respective Subsidiaries or controlled Affiliates of the U.S. Foreign Corrupt Practices Act or the U.K. Bribery Act or in material violation of any other Anti-Corruption Law.

Section 9. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

9.1 Payments. The Borrower shall default in the payment of any principal of or premium, interest or fees on any Loan or any other amount whatsoever payable hereunder or any other Credit Document and, in the case of any amount other than principal, such default shall continue for more than three (3) Business Days; or

9.2 Representations. Any representation, warranty or statement made or deemed made, or any other representation, warranty or statement made or deemed made by or on behalf of any Loan Party herein or in any other Credit Document or in any certificate, document or financial or other statement delivered pursuant hereto or thereto shall prove to be false in any material respect on the date as of which made or deemed made; or

9.3 Covenants. (a) Any Loan Party or any of its Restricted Subsidiaries shall fail to perform or observe any of its obligations under Section 2.4(c), 7.1(d), 7.3, 7.8, or 8, or (b) any Loan Party or any of its Restricted Subsidiaries shall fail to perform or observe any of its obligations (other than those previously referenced in this Section 9.1 and Section 9.3) contained in this Agreement or in any other Credit Document and any such default (if capable of remedy within such period) shall have continued unremedied for a period of thirty (30) days; or

9.4 Default Under Other Agreements. (a) Any Loan Party or any of its Restricted Subsidiaries shall (i) default in any payment of all or any portion of any Material Indebtedness when and as the same shall become due and payable beyond the applicable and documented period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement, covenant or condition contained in any agreement or instrument evidencing or governing any Material Indebtedness (after giving effect to any applicable and documented grace period), or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the result of which default or other event or condition, in each case, is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether notice is required), any such Material Indebtedness to become due prior to its stated maturity; or (b) any Material Indebtedness of any Loan Party or any of its Restricted Subsidiaries shall, for reason of any of the foregoing set out in clause (a) of this Section 9.4, be declared to be due and payable, or required to be prepaid or redeemed other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof (after giving effect to any applicable and documented grace period); or

9.5 Judgments. One or more judgments or decrees shall be entered against any Loan Party or any of its Restricted Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance satisfactory to the Required Lenders) of the equivalent of $20,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged or stayed (whether upon appeal or for any other reason) or bonded pending appeal within thirty (30) days after the entry thereof shall have been served to such Person; or

9.6 Non-Monetary Judgments. One or more non-monetary final and non-appealable judgment or decree shall be entered against any Loan Party or any of its Restricted Subsidiaries which non-monetary judgment or decree could have a Material Adverse Effect; or

9.7 Bankruptcy, etc. (i) Any Loan Party shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (ii) any Loan Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Loan Party shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 9.8; or

9.8 Proceedings. A proceeding or case shall be commenced, without the application or consent of any Loan Party thereof in any court of competent jurisdiction, seeking (a) liquidation, reorganization, dissolution or winding-up of it, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its property or (c) similar relief in respect of it under any Debtor Relief Law, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of forty-five (45) or more days; or an order for relief against it shall be entered in an involuntary case under any Debtor Relief Law; or

9.9 Governmental Approval. Any Governmental Approval at any time necessary to enable any Loan Party to comply with any of its obligations under the Credit Documents or to carry on its business as being conducted on the date hereof shall be permanently revoked, withdrawn or withheld or shall be modified or amended and any of the foregoing actions could be expected to have a Material Adverse Effect; or

9.10 Credit Documents. This Agreement or any provision of any other Credit Document shall for any reason cease to (a) be in full force and effect or any Loan Party shall so assert or (b) constitute the legal, valid, binding and enforceable obligation of any Loan Party; or

9.11 Cancellation of Payment Obligation. Any Governmental Authority or any other dominant authority asserting or exercising de jure or de facto governmental or police powers in Argentina in accordance with Argentine Law or in Mexico in accordance with Mexican Law shall, by moratorium Laws or otherwise, cancel, suspend or defer the obligation of any Loan Party to pay any amount required to be paid hereunder or under any other Credit Document; or

9.12 Expropriation Event. An Expropriation Event shall occur with respect to any Loan Party or any Subsidiary, which individually or taken together with any other Expropriation Event, could reasonably be expected to result in a Material Adverse Effect; or

9.13 Environmental Matters. Any Environmental Claim shall have been asserted against any Loan Party or its Restricted Subsidiaries or any violation of Environmental Laws by any Loan Party or its Restricted Subsidiaries shall have occurred which, in any case, could reasonably be expected to have a Material Adverse Effect; or

9.14 Termination, Repudiation or Invalidity of Material Concessions. Any of the Material Concessions:

(a)(x)(i) is terminated by a court of competent jurisdiction or declared by a court of competent jurisdiction to be invalid, illegal or unenforceable and, in each case, such judgment has not been stayed within sixty (60) days or (ii) except as otherwise expressly permitted under the Credit Documents or as a consequence of expiry, ceases to be in full force and effect, including, without limitation, as a result of its termination by the relevant Governmental Authority with or without cause and (y) after giving pro forma effect to such termination or expiration as though such termination or expiration had taken place on the first day of the four consecutive fiscal quarters of Vista most recently ended for which financial statements are available, the Borrower would not be in compliance with Section 8.10; or

(b) any of the Material Concessions (i) is terminated, repudiated or disavowed by a Loan Party or any of the Loan Parties has taken any action to challenge the validity or enforceability of such Material Concession, in each case, without the prior written consent of the Administrative Agent on behalf of the Required Lenders or (ii) (x) is amended or modified, in each case, without the prior written consent of the Administrative Agent on behalf of the Required Lenders and (y) after giving pro forma effect to such amendment or modification as though such amendment or modification had taken place on the first day of the four consecutive fiscal quarters of Vista most recently ended for which financial statements are available, the Borrower would not be in compliance with Section 8.10; provided that, with respect to the pro forma ratios referenced in this Section 9.14, (i) during the Initial Testing Period, such pro forma ratios shall be calculated by reference to the financial results of Vista for the fiscal quarter ended June 30, 2018 and the Consolidated EBITDA shall be deemed to be an amount equal to four (4) times the Consolidated EBITDA of Vista, (ii) for the Test Period ending September 30, 2018, such pro forma ratios shall be calculated by reference to the most recent available financial statement and by adding the Consolidated EBITDA of Vista for the fiscal quarter ending June 30, 2018 to the Consolidated EBITDA of Vista for the most recent available financial statement and multiplying such results by a factor of two (2) and (iii) for the Test Period ending December 31, 2018, such pro forma ratios shall be calculated by reference to the most recent available financial statement and by (x) adding the Consolidated EBITDA of Vista for the fiscal quarter ending June 30, 2018, the Consolidated EBITDA of Vista for the fiscal quarter ending September 30, 2018 and the Consolidated EBITDA of Vista for the most recent available financial statement, (y) dividing such result by nine (9) and (z) multiplying such result by twelve (12);

then, in any such event, (1) the Administrative Agent may, and shall if so directed by the Required Lenders, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate or (2) the Administrative Agent may, and shall upon request of the Required Lenders, by notice to the Borrower declare the principal of and the accrued interest on the Loans and all other amounts whatsoever payable by the Borrower under the Credit Documents (including any amounts payable under Section 2.10 and any other Credit Document) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided that, in the case of an Event of Default of the kinds referred to in Section 9.7 or 9.8 in the case of any Loan Party, the Commitments shall automatically terminate and the Loans and such other amounts shall automatically become due and payable, without any further action by any party.

Section 10. The Agent.

10.1 Authorization and Action. (a) Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms hereof and thereof. As to any matters not expressly provided for by the Credit Documents (including enforcement or collection of the Obligations), no Administrative Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents), and such instructions shall be binding upon all Lenders; provided, however, that no Agent shall be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to any Credit Document or applicable Law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement. The Administrative Agent is authorized and directed to execute and deliver each Credit Document to which it is a party.

(b) The Administrative Agent’s duties hereunder and under the other Credit Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents to which it is a party. No Administrative Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents). No Administrative Agent shall be deemed to have knowledge of any (i) event which would cause the termination of the Commitments under Section 2.6(d) hereof or (ii)

Default or of the event or events that give or may give rise to any Default, in each case unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such event or events. No Administrative Agent shall be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

(c) Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement, or any other Credit Document, to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent, it is understood that in all cases the Administrative Agent shall be fully justified in failing or refusing to take any such action if it shall not have received written instruction, advice or concurrence from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in any other Credit Document) in respect of such action. No Administrative Agent shall have any liability in such capacity for any failure or delay in taking any actions contemplated above as a result of a failure or delay on the part of the Required Lenders (or other applicable Lenders) to provide such instruction, advice or concurrence.

(d) The Administrative Agent shall in all cases be fully justified in failing or refusing to act at the request or direction of the Required Lenders (or other applicable Lenders permitted hereunder) unless the Administrative Agent shall have been provided adequate security and indemnity against the costs, expenses and liabilities which may be incurred by the Administrative Agent in compliance with such request or direction. No provision of this Agreement or any Credit Document shall require the Administrative Agent to take any action that it reasonably believes to be contrary to applicable Law or to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties thereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

10.2 Agent’s Reliance. Neither the Administrative Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Credit Documents, except for its or their own gross negligence, bad faith or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Credit Documents, (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Credit Document on the part of any Loan Party or the existence at any time of any Default under the Credit Documents or to inspect the property (including the books and records) of any Loan Party, (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Credit Document or any other instrument or document furnished pursuant thereto, (e) shall incur no liability under or in respect of any Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties and (f) shall have no obligation to independently confirm or verify whether any condition precedent in Section 5 has been satisfied.

10.3 Agent and Affiliates. With respect to its Commitment and the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and, as applicable, shall be subject to the same obligations as any other Lender and may exercise and, as applicable, must comply with the same as though it were not an Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity as Lender. The Administrative Agent and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if the Administrative Agent were not an Administrative Agent and without any duty to account therefor to the Lenders. No Administrative Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Administrative Agent.

10.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements received and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

10.5 Indemnification. (a) Each Lender severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Loans then made by each of them (or if no Loans are at the time outstanding, ratably according to the respective amounts of their Commitments or, if no Loans are outstanding and the Commitments have expired or been terminated, such Lender’s Commitment most recently in effect), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Credit Documents or any action taken or omitted by the Administrative Agent under the Credit Documents (collectively, the “Indemnified Costs”); provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction or as documented in any settlement agreement to which the Administrative Agent is a party. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including fees and expenses of counsel) payable by the Borrower under Section 12.1, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 10.5 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b) For purposes of this Section 10.5, each Lender’s ratable share of any amount shall be determined, at any time, according to the respective principal amounts of the Loans then made by each of them (or if no Loans are at the time outstanding, ratably according to the respective amounts of their Commitments or, if no Loans are outstanding and the Commitments have expired or been terminated, such Lender’s Commitment most recently in effect). The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 10.5 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Credit Documents and the resignation or removal of the Administrative Agent.

10.6 Successor Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Upon any such resignation or removal, the Required Lenders, shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which in the case of the Administrative Agent shall be a commercial bank organized under the laws of the United States or of any state thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Credit Documents. If within 90 (ninety) days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 10.6 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such day (a) the retiring Administrative Agent’s resignation or removal shall become effective, (b) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Credit Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Credit Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Credit Documents.

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

10.7 Jurisdiction. Notwithstanding any other provision herein, nothing herein shall require the Administrative Agent to submit to the jurisdiction of a non-U.S. court or venue in a non-U.S. jurisdiction. The parties hereto may appoint a local Administrative Agent to be directed by the Administrative Agent when and if needed in any non-U.S. jurisdiction.

10.8 No Other Duties. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Joint Lead Arrangers or Joint Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an issuing bank hereunder.

Section 11. Notices, Communications, Confidentiality and Treatment of Information.

11.1 Notices.

(a) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail, provided that in the case of the Administrative Agent, such electronic notice shall be delivered as a “.pdf” attachment), and addressed to the party to be notified as follows:

(i)	If to a Loan Party, to it at:

Vista Oil & Gas Argentina S.A.

Avenida del Libertador 101, Piso 12, Torre Sur

1638, Vicente Lopez

Buenos Aires

Attention: Alejandro Cherñacov

Tel: +54 11 3754 8500

Email: achernacov@vistaoilandgas.com

(ii)	If to the Administrative Agent, to it at:

Mundostar S.A.

Edificio Aguada Park—Paraguay 2141, 18th floor—C.P. 11.100

Montevideo, Uruguay

Attention: Finance Department

Fax: + (598) 2927 28 60

Email: agent@mundostar.com.uy

(iii) if to any Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire.

or at such other address as shall be notified in writing (x) in the case of a Loan Party and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b) Except with respect to the Administrative Agent, all notices, demands, requests, consents and other communications described in clause (a) shall be effective upon receipt or if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 11.2 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified with respect to such posting that a communication has been posted to the Approved Electronic Platform.

(c) Notwithstanding any other provision in this Agreement or any other Credit Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrower shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to the email address provided by it or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that a Loan Party effect delivery in such manner.

11.2 Posting of Approved Electronic Communications.

(a) The Borrower and each Lender hereby acknowledges that the Administrative Agent will make Approved Electronic Communications available to the Lenders by posting the information on IntraLinks or another similar electronic system (the “Approved Electronic Platform”). Each Lender hereunder agrees that any document or notice posted on the Approved Electronic Platform by the Administrative Agent shall be deemed to have been delivered to the Lenders. The Borrower and each Lender further agrees that, to the extent reasonably practicable, any document delivered to the Administrative Agent for purposes of compliance with any provision of this Agreement or for dissemination to any other party hereto shall be delivered to the Administrative Agent in electronic form capable of being posted to the Approved Electronic Platform.

(b) The Borrower and each Lender understands that the distribution of materials and other communications through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives have any liability to any party hereto or any other Person for damages of any kind arising out of any transmission of communications through the internet, except to the extent caused by the willful misconduct, bad faith or gross negligence of the Administrative Agent, as determined by a final non-appealable judgment of a court of competent jurisdiction or as documented in any settlement agreement to which such Person is a party.

(c) The Approved Electronic Platform is provided “as is” and “as available”. Neither the Administrative Agent, any other Agent nor any of their respective Affiliates warrants the accuracy or completeness of the information contained on the Approved Electronic Platform or the adequacy of the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the information contained on the Approved Electronic Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects is made by the Administrative Agent, any other Agent or any of their respective Affiliates in connection with the information contained on the Approved Electronic Platform.

11.3 Confidentiality. Each of the Agent and the Lenders and their Affiliates agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties on a “need to know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any taxing authority, governmental agency or regulatory authority having jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case, the Administrative Agent and such Lenders and their Affiliates (except in connection with any request as part of a regulatory examination), agree to inform the Borrower promptly thereof prior to disclosure, and cooperate with the Borrower in any efforts to obtain a protective order or other assurance of confidential treatment to the extent permitted by law, (c) to the extent required by applicable Laws, rules or regulations or by any subpoena, civil investigative demand or similar demand or order of any court, regulatory authority, or arbitrator or pursuant to an arbitration to which a Lender or an Administrative Agent or an affiliate or an officer, director, employee or shareholder thereof is a party (in which case, the Administrative Agent and such Lenders (except in connection with any request as part of a regulatory examination), agree to inform the Borrower promptly thereof prior to disclosure, and cooperate with the Borrower in any efforts to obtain a protective order or other assurance of confidential treatment to the extent permitted by law, (d) to any other party hereto, (e) in connection with the performance of duties under the Credit Documents, exercise of any remedies hereunder or under any other Credit Document, any action or proceeding relating to this Agreement or any other Credit Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which an Administrative Agent or any Lender or any of their respective Affiliates may be a party regarding this Agreement, (f) subject to an agreement containing or incorporating provisions substantially the same as those of this Section 11.3, to (i) any Eligible Assignee of or Participant in, or any bona fide prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives), surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations hereunder or under the other Credit Documents or by reference to this Agreement or payments hereunder or under the other Credit Documents, (iii) any rating agency when required by it or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.3 or (ii) is received by the Administrative Agent, any Lender or any of their respective affiliates from a third party that is not to such recipient’s knowledge subject to confidentiality obligations to the Borrower or its Subsidiaries. For purposes of this Section 11, “Information” shall mean all information received from the Borrower or any of its Affiliates relating to any of them or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section 11.3 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.4 Treatment of Information.

(a) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Credit Documents on the basis of information that does not contain material non-public information with respect to the Loan Parties or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Credit Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges that United States Federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, neither the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, non-public information or such Lender’s compliance with applicable Laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or any Lender or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender.

(b) The Borrower agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lenders, whether by posting to the Approved Electronic Platform or otherwise, shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 11.3) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lenders and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information”, and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information”. Neither the Administrative Agent nor any of its Related Parties shall be responsible for any statement or other designation by the Borrower regarding whether a Communication contains or does not contain material non-public information with respect to the Borrower or its securities nor shall the Administrative Agent or any of its Related Parties incur any liability to the Borrower, any Lender or any other Person for any action taken by the Administrative Agent or any of its Related Parties based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this Section 11.4 shall modify or limit a Lender’s obligations under Section 11.3 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(c) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(d) Each Lender acknowledges that Communications delivered hereunder and under the other Credit Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. Neither the Administrative Agent nor any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, nor be liable for the failure to so disclose or use, such Restricting Information.

(e) The provisions of the foregoing clauses of this Section 11.4 are designed to assist the Administrative Agent and the Lenders, in complying with their respective contractual obligations and applicable Law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Credit Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that the Borrower’s or any Lender’s adherence to such provisions will be sufficient to ensure compliance by the Borrower or such Lender with its contractual obligations or its duties under applicable Law with respect to Restricting Information and each of the Lenders and the Borrower assume the risks associated therewith.

Section 12. Miscellaneous.

12.1 Payment of Expenses, etc.

The Loan Parties shall pay, within fifteen (15) days of a written demand therefor, (a) all reasonable and documented out-of-pocket expenses incurred by any Indemnified Person (as defined below) associated with the syndication of the facility and the preparation, execution, delivery and administration of the Credit Documents and any amendment and waiver with respect thereto (including the reasonable and documented fees, charges and disbursements of counsel (and, if necessary, local and/or special counsel), except that any reimbursement obligation to (a) the Lenders shall be limited to (i) one counsel to such Indemnified Persons taken as a whole, (ii) in the case of any conflict of interest, additional counsel to each group of similarly situated Indemnified Persons, limited to one such additional counsel and (iii) if necessary, one local counsel in each relevant jurisdiction and one special counsel in each relevant specialty (and, in the case of any conflict of interest, one additional local counsel and one additional special counsel, as applicable, to each group of similarly situated Indemnified Persons) and (b) an Administrative Agent shall be limited to one counsel and, if necessary, one local counsel in each relevant jurisdiction and one special counsel in each relevant specialty), connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents, the issuance of offers of Autonomous Promise of Debt from time to time, the making of the Loans or any amendments, modifications or waivers of the provisions hereof or thereof and (b) all documented out-of-pocket expenses incurred by any Indemnified Person in connection with the enforcement of the Credit Documents (including the documented fees, charges and disbursements of counsel (and, if necessary, local and/or special counsel), except that any reimbursement obligation to (a) the Lenders shall be limited to (i) one counsel to such Indemnified Persons taken as a whole, (ii) in the case of any conflict of interest, additional counsel to each group of similarly situated Indemnified Persons, limited to one such additional counsel and (iii) if necessary, one local counsel in each relevant jurisdiction and one special counsel in each relevant specialty (and, in the case of any conflict of interest, one additional local counsel and one additional special counsel, as applicable, to each group of similarly situated Indemnified Persons) and (b) an Administrative Agent shall be limited to one counsel and, if necessary, one local counsel in each relevant jurisdiction and one special counsel in each relevant specialty) in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents, including its rights under this Section 12.1, or the taking of any action that any Loan Party is required, but has failed, to take under any Credit Document. All costs and expenses of complying with the provisions hereof are for the sole account of the Loan Parties unless explicitly stated herein to be for the account of another Person.

12.2 Indemnity.

(a) General Indemnity. The Loan Parties shall pay, indemnify, and hold the Administrative Agents, the Joint Lead Arrangers, the Lenders, their respective Affiliates and their respective officers, directors, employees, partners, shareholders, agents and advisors (each, an “Indemnified Person”) harmless from and against any and all liabilities, losses, damages, claims, costs or expenses, joint or several, of any kind or nature whatsoever (including reasonable and documented fees and disbursements of counsel (and, if necessary, local and/or special counsel)) arising out of any Proceeding, which may at any time be imposed on, incurred by or asserted against any such Indemnified Person in any way relating to or arising directly or indirectly out of this Agreement or any other Credit Document, or the transactions contemplated hereby and thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to the exercise by any Joint Lead Arranger, Lender or Administrative Agent of any of its rights or remedies under any of the Credit Documents (all the foregoing, collectively, the “Indemnified Liabilities”); provided that the Loan Parties shall have no obligation hereunder (1) to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence, bad faith or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or as documented in any settlement agreement to which such Indemnified Person is a party and (2) for any losses, claims, damages, liabilities, costs or expenses that is brought by an Indemnified Person against any other Indemnified Person (other than in connection with any Indemnified Person acting in its capacity as a Joint Lead Arranger, an Administrative Agent or any other agent or co-agent, in each case in their respective capacities as such) which does not arise out of any act or omission of any Loan Party or any of its Subsidiaries. The Loan Parties and the Lenders agree not to assert any claim against any Indemnified Person, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Credit Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans. The Loan Parties shall not be liable for any settlement of any Proceeding (as defined below) effected without its consent (which consent shall not be unreasonably withheld), but if settled with its written consent, or if there is a final non-appealable judgment of a court of competent jurisdiction against an Indemnified Person in any such Proceeding, each Loan Party agrees to indemnify and hold harmless each Indemnified Person in the manner set forth above. The Loan Parties shall not, without the prior written consent of the affected Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against such Indemnified Person in respect of which indemnity has been or could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault by or on behalf of such Indemnified Person. This Section 12.2(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) Survival; Defense. The obligations in this Section 12.2 shall survive payment of the Loans and all other Obligations and the resignation or removal of the Administrative Agent. All amounts owing under this Section 12.2 shall be paid within thirty (30) days after written demand therefor.

(c) Contribution. To the extent that any undertaking in the preceding paragraphs of this Section 12.2 may be unenforceable because it is violative of any Law or public policy, each Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of such undertaking.

12.3 Assignment of the Loans.

(a) General. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section 12.3, (ii) by way of participation in accordance with the provisions of clause (d) of this Section 12.3 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section 12.3 (and any other attempted assignment or transfer by any party hereto shall be null and void); provided that nothing in this Section 12.3(a) shall prevent any Lender from hedging its Loan exposure hereunder in accordance with the provisions of clause (f) of this Section 12.3. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 12.3 and, to the extent expressly contemplated hereby, the respective Affiliates of the Administrative Agent and the Lenders and their respective directors, officers, employees, attorneys and agents) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to an Eligible Assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) upon seven (7) Business Days’ prior notice thereof to the Borrower and the Administrative Agent if consent is required under Section 12.3(b)(iii), otherwise upon three (3) Business Days’ prior notice thereof to the Borrower and the Administrative Agent; provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (A) above, the amount of the Commitment (which for this purpose includes the Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 or integral multiples of $1,000,000 in excess thereof.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. Each assignment (other than (A) an assignment pursuant to clauses (a) or (b) of the definition of “Eligible Assignee” or (B) upon the occurrence and during the continuance of any Default or Event of Default) shall be subject to the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned it being understood that it shall not be unreasonable to withhold such consent in the event that such assignment would be to a Disqualified Institution); provided that, in each case, in the event that the Borrower has failed to respond to a request for approval within five (5) Business Days, such approval shall be deemed to be granted.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent for each assignment of Loans and Commitments, an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the assignee, if it is not already a Lender, shall deliver to the applicable Administrative Agent an Administrative Questionnaire and any other documents or information, including information related to Taxes all necessary “know your customer” or similar requirement and other information required by bank regulatory authorities in respect of the assignee, requested by the applicable Administrative Agent.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof, (C) Affiliates or (D) prior to the occurrence of any Default or Event of Default, any Disqualified Institution.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Autonomous Promise of Debt. Simultaneously with the delivery of the Autonomous Promise of Debt of any assigning Lender, the Borrower shall execute and deliver, and shall cause each Argentine Guarantor and APCO Oil & Gas International Inc. (Argentine Branch) to execute and deliver, an offer of Autonomous Promise of Debt for the benefit of the assignee in an amount equal to the outstanding amount of the Loan that will be due to such assignee to be accepted by the assignee by means of an acceptance in the form of Exhibit C and which acceptance shall be promptly acknowledged by the Borrower, each Argentine Guarantor and APCO Oil & Gas International Inc. (Argentine Branch) pursuant to an Acknowledgment of Acceptance. In the case of an assignment of solely a portion of the Loan held by the assigning Lender, (i) the Lender shall tender its Autonomous Promise of Debt to the Administrative Agent and (ii) simultaneously with the delivery of the abovementioned Autonomous Promise of Debt, the Borrower shall execute and deliver, and shall cause each Argentine Guarantor and APCO Oil & Gas International Inc. (Argentine Branch) to execute and deliver, an offer of Autonomous Promise of Debt for the benefit of the assignor and the assignee, in each case in an amount equal to the outstanding amount of the Loan that will be due to such assignor after giving effect to the assignment. In the case of an assignment of all of the Loan held by the assigning Lender, the procedure described above shall also be followed except that no Autonomous Promise of Debt shall be issued to the assigning Lender.

(viii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to the acknowledgment and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 12.3, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the assigning Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.9, 2.10, 4.13, 12.1 and 12.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 12.3.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in a Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than (i) a natural person, (ii) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (iii) prior to the occurrence of any Default or Event of Default, any Disqualified Institution (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) change the currency or reduce the amount of any such payment of principal, interest or fee, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9, 2.10 and 4.13, in each case, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 12.3; provided that such Participant (A) agrees to be subject to the provisions of Section 4.14 and subject to replacement in accordance with Section 12.9(b) as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.9, Section 2.10, Section 4.12 or Section 4.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent (1) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation and (2) the Participant acquired the applicable participation with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 12.9(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.12(a) as though it were a Lender, provided that such Participant agrees to be subject to Section 4.12(b) as though it were a Lender.

(e) Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participants interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any Autonomous Promise of Debt to secure obligations of such Lender, including any pledge or assignment to secure obligations to a central bank, it being understood that no consent of the Borrower shall be required; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Lender Hedging. Any Lender may at any time hedge its Loan exposure hereunder without restrictions; provided that any assignment or participation executed in connection with any such hedging arrangement shall be subject to the provisions of clause (b) or clause (d) above, as applicable.

12.4 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, Lender or holder of any Autonomous Promise of Debt in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, Lender or holder of any Autonomous Promise of Debt would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, Lender or any holder of any Autonomous Promise of Debt to any other or further action in any circumstances without notice or demand.

12.5 Governing Law; Submission to Jurisdiction; Venue.

(a) This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law of the State of New York. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York sitting in the City and the County of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties hereto hereby expressly and irrevocably (i) submits for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts, and (ii) waives any right to any other jurisdiction to which it may be entitled by reason of its present or future domicile or otherwise. The Borrower on behalf of itself and each other Loan Party hereby irrevocably designates, appoints and empowers C T Corporation System as Process Agent (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, NY 10011, as its designee, appointee, agent and true and lawful attorney-in-fact in its name to receive, and forward on behalf of the Borrower or such Loan Party and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any action or proceeding and agrees to pay such agent’s fees for the full term of the facility provided for herein in advance. If for any reason such designee, appointee, agent and attorney-in-fact shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee, agent and attorney-in-fact in New York on the terms and for the purposes of this provision satisfactory to the Lenders and maintain and continue such designation until the sixth anniversary of the Disbursement Date. The Borrower agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower, shall not impair or affect the validity of such service or, to the extent permitted by applicable Law, the enforcement of any judgment based thereon. Nothing herein shall affect the right of the Agent, Lender or any holder of any Autonomous Promise of Debt to serve process in any other manner permitted by law.

(b) Each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid Proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum, any right it may have to the jurisdiction of any court other than the courts indicated in clause (a) pursuant to applicable Law and further waives any right to which it may be entitled, on account of place of residence or domicile. A final judgment (in respect of which time for all appeals has elapsed) in any such Proceeding shall be conclusive and may be enforced in any court to which the Borrower is or may be subject to the jurisdiction of, by suit upon judgment.

(c) The Borrower agrees, to the extent permitted by applicable Law, that in any legal action or proceeding arising out of or in connection with this Agreement or any other Credit Document (each, a “Proceeding” and collectively, the “Proceedings”) anywhere (whether for an injunction, specific performance, damages or otherwise), no immunity (to the extent that it may at any time exist) from those Proceedings, from attachment (whether in aid of execution, before judgment or otherwise), or from judgment shall be claimed by it or on its behalf or with respect to its assets, and to the extent that in any jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and each other Credit Document to which it is party. The Borrower agrees, to the extent permitted by applicable Law, that it is and its assets are, and shall be, subject to such Proceedings, attachment or execution in respect of its obligations under this Agreement and each other Credit Document to which it is party.

12.6 Obligation to Make Payments in Specified Currency.

(a) The obligation of the Borrower to make payment in Dollars (the “Specified Currency”) of the principal of and interest and any other amounts due hereunder as provided herein shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than the Specified Currency, except to the extent such tender or recovery shall result in the actual receipt by any Lender or the Administrative Agent of the full amount of the Specified Currency expressed to be payable in respect of the principal of and interest on all other amounts due hereunder. If for the purpose of obtaining or enforcing judgment against the Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Specified Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in a Specified Currency, the conversion shall be made at the Specified Currency equivalent thereof (at the exchange rate quoted by the Administrative Agent or if it does not quote a rate of exchange on such currency, by a known dealer in such Currency designated by it) determined, in each case, as of the day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Specified Currency that could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Specified Currency equivalent or any other rate of exchange for this Section 12.6, such amounts shall include any premium and costs payable in connection with the purchase of such Specified Currency.

(d) The Borrower irrevocably and unconditionally waives the right to invoke any defense in relation to its obligations of paying any amounts due in the Specified Currency under the Credit Documents, including without limitation, defenses of impossibility, impracticability or frustration of purpose set forth in Section 1091 of the Argentine Civil and Commercial Code, force majeure or act of God set forth in Sections 955 or 1730 of the Argentine Civil and Commercial Code, impossibility to comply with the obligations set forth in Section 1732 of the Argentine Civil and Commercial Code, or “onerosidad sobreviniente”, “lesion enorme” or “abuso del derecho” set forth in Section 10 of the Argentine Civil and Commercial Code.

(e) Furthermore, the Borrower (i) agrees that Article 765 of the Argentine Civil and Commercial Code does not apply to this Agreement, (ii) expressly waives, in accordance with Section 765 of the Argentine Civil and Commercial Code, any right to pay in Pesos any amount due under the Credit Agreement and (iii) agrees it is not entitled to, and otherwise shall be deemed to have irrevocably waived, any right to, discharge its payment obligations under this Agreement in the Specified Currency by delivering the equivalent amount in the lawful currency of Argentina.

12.7 English Language. This Agreement has been executed in the English language. Except in connection with the enforcement thereof in Mexico as may be required by Mexican Law or Argentina as may be required by Argentine law, any non-English translation of this Agreement shall have no legal validity. All documents, certificates, reports or notices to be delivered or communications to be given or made by any party hereto pursuant to the terms of this Agreement (other than any financial statements furnished pursuant to this Agreement) shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation upon which the other parties hereto shall have the right to rely for all purposes of this Agreement.

12.8 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute a single contract.

12.9 Amendment or Waiver.

(a) Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Borrower and the Required Lenders, or by the Borrower and the Administrative Agent acting with the consent of the Required Lenders, and any provision of this Agreement may be waived by the Required Lenders or by the Administrative Agent acting with the consent of the Required Lenders; provided that no modification, supplement or waiver shall (1) unless by an instrument signed by each Lender directly and adversely affected or by the Administrative Agent acting with the consent of each Lender directly and adversely affected (i) increase or extend the term of the Commitments, (ii) extend the date fixed for the payment of principal of or interest on any Loan or any other fee or other amount hereunder, (iii) reduce or forgive the amount of any such payment of principal, interest or fee or other amount, (iv) reduce the rate at which interest is payable thereon or any fee or other amount is payable hereunder, (v) alter the terms of this Section 12.9, (vi) consent to the assignment or transfer by any Loan Party of any of their respective rights and obligations under this Agreement or any Credit Document unless by an instrument signed by all Lenders or by the Administrative Agent acting with the consent of all Lenders, (vii) change Section 4.9 or 4.13 in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders, (viii) release of all or substantially all of the guarantees, or (ix) modify the definition of the term “Required Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof; provided that any modification or supplement of Section 11 or Section 12.2, or of any of the rights or duties of the Administrative Agent hereunder, shall require the consent of the Administrative Agent; provided further that it is understood and agreed that, for purposes of this Section 12.9(a), none of the following shall constitute a reduction of principal, interest or fee or any other amount: (x) any change to the definitions of “Consolidated Debt to Consolidated EBITDA Ratio” or “Consolidated Interest Coverage Ratio” or to the component definitions of either thereof; (y) any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7(c); or (z) the waiver or amendment of any mandatory prepayment required by Section 4.3.

(b) If any Lender requests compensation under Section 2.9, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.13 (but in the case of Section 4.13 only to the extent the obligation to pay any such Indemnified Taxes or additional amounts results from a Change in Law after the Disbursement Date), or if any Lender is a Defaulting Lender, or if any Lender does not consent to a proposed modification, supplement or waiver with respect to this Agreement that requires the consent of each Lender or the affected Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.3), all of its interests, rights and obligations under this Agreement and any Autonomous Promise of Debt to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that such assignment or delegation shall be required only if:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.3;

(ii) no Event of Default shall have occurred and is continuing;

(iii) such Lender shall have received payment of an amount equal to the aggregate outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iv) such assignment or delegation does not conflict with applicable Law;

(v) the circumstances entitling the Borrower to require such assignment and delegation have not ceased to apply;

(vi) in the case such assignment or delegation resulting from a claim for compensation under Section 2.9 or payments required to be made pursuant to Section 4.13, such assignment will result in a reduction in such compensation or payments thereafter; and

(vii) the Administrative Agent shall have completed all necessary “know your customer” or similar requirements and other information required by bank regulatory authorities in respect of the assignee.

(c) Any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect, inconsistency or obvious error.

12.10 Survival. The obligations of the Borrower under Sections 2.9, 2.10, 4.13, 12.1, and 12.2 and the obligations of the Lenders under Sections 4.13 and 10.5(a), shall survive the repayment of the Loans and the termination of the Commitments, the resignation or removal of an Agent and, in the case of any Lender that may assign any interest in its Commitment or Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any Loan, herein or pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents and the making of the Loans hereunder, and shall continue in full force and effect as long as the principal of or interest on any Loan or any fee payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.

12.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.12 Entire Agreement. This Agreement and the other Credit Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior negotiations, representations, understandings, writings and statements of any nature are hereby superseded in their entirety by the terms of this Agreement and the other Credit Documents.

12.13 Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable Law, the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

12.14 No Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b) (i) the Administrative Agent, the Joint Lead Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) neither the Administrative Agent, the Joint Lead Arrangers nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Joint Lead Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Joint Lead Arrangers and the Lenders with respect to any breach or alleged breach of fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.15 USA PATRIOT Act. The Administrative Agent and each Joint Lead Arranger and Lender subject to the provisions of the USA PATRIOT Act or any other applicable Anti-Money Laundering Laws hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act and other applicable Anti-Money Laundering Laws, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow it to identify such Loan Party in accordance therewith. The Borrower hereby agrees to provide promptly any of the foregoing information that the Administrative Agent, Joint Lead Arranger or Lender may from time to time request in order to comply with the requirements of the USA PATRIOT Act and/or any other applicable Anti-Money Laundering Laws.

12.16 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

12.17 Translation. The parties hereto agree that the Administrative Agent may at any time request a translation into Spanish of this Agreement for all enforcement purposes.

12.18 International Banking Facility Acknowledgment. The Borrower, a nonbank entity located outside the United States, understands that it is the policy of the Federal Reserve Board that extensions of credit by international banking facilities (as defined in Section 204.8(a) of Regulation D) may be used only to finance the non-U.S. operations of a customer (or its foreign affiliates) located outside the United States as provided in Section 204.8(a)(3)(vi) of Regulation D. Therefore, the Borrower acknowledges that the proceeds of the Loans by the international banking facility of any of the Lenders (as defined in Section 204.8(a) of Regulation D) will be used solely to finance the Borrower’s operations outside the United States or that of the Borrower’s non-U.S. affiliates.

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Schedule 2.1

Commitments

I. Floating Rate Loan Commitments

Itaú Unibanco S.A., Nassau Branch	$75,000,000
Citibank, N.A. (acting through its International Banking Facilities)	$75,000,000

Total	$150,000,000

II. Fixed Rate Loan Commitments

Banco de Galicia y Buenos Aires S.A.,	$75,000,000
Banco Santander Río S.A.	$75,000,000

Total	$150,000,000